Exhibit 10.44

EXECUTION COPY

KENOSIA FUNDING, LLC SECURED VARIABLE FUNDING

NOTES, SERIES 2002-1

AMENDED AND RESTATED INDENTURE

KENOSIA FUNDING, LLC

as Issuer,

THE BANK OF NEW YORK

as Trustee and

as Paying Agent, Authentication Agent and

Transfer Agent and Registrar

Dated as of June 27, 2007

i

ii

iii

This AMENDED AND RESTATED INDENTURE, dated as of June 27, 2007 (as amended, modified or supplemented from time to time, the “Indenture”), by and between KENOSIA FUNDING, LLC, a limited liability company organized under the laws of the State of Delaware (together with its permitted successors and assigns, the “Issuer”), and THE BANK OF NEW YORK, a New York state banking corporation, as trustee (herein, together with its successors in the trusts hereunder, the “Trustee”) and as paying agent, authentication agent and transfer agent and registrar.

PRELIMINARY STATEMENT

The Issuer and the Trustee entered into that certain Indenture, dated as of March 7, 2002 (as amended, supplemented or modified prior to the effectiveness hereof, the “Original Indenture”). The parties hereto have determined that the Original Indenture should be amended and restated in full to reflect all amendments entered into prior to the date hereof, including name changes, and to correct minor mistakes. This Indenture therefore amends and restates the Original Indenture.

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of the Kenosia Funding, LLC Secured Variable Funding Notes, Series 2002-1 (the “Series 2002-1 Notes”) as provided in this Indenture. All covenants and agreements made by the Issuer herein are for the benefit and security of the Noteholders. The Issuer is entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

Simultaneously with the delivery of this Indenture, the Issuer is entering into the Servicing Agreement (the “Servicing Agreement”) with Cartus Relocation Corporation (“CRC”), a Delaware corporation, as an originator, and Cartus Corporation (“Cartus”), a Delaware corporation, as an originator and as servicer (in such capacity, the “Servicer”), pursuant to which the Servicer will agree to service the Receivables and Related Assets and make collections thereon on behalf of the Noteholders. The Receivables were, and in the future will be, originated by either Cartus or CRC (each, an “Originator”). Certain Receivables originated by Cartus will be purchased by CRC pursuant to the CRC Purchase Agreement. Certain Receivables originated by Cartus will be purchased by the Issuer pursuant to the Fee Receivables Purchase Agreement. The Receivables originated by Cartus and purchased by CRC, together with those originated by CRC, will be purchased by the Issuer pursuant to the Receivables Purchase Agreement.

Under the Fee Receivables Purchase Agreement and the Receivables Purchase Agreement, additional Receivables from time to time will automatically be conveyed thereunder to the Issuer without any further action by either Originator.

GRANTING CLAUSE

The Issuer hereby Grants to the Trustee, for the benefit of the Holders of the Notes and each Liquidity Party, all of the Issuer’s right, title and interest, whether now owned or hereafter acquired and wherever located, in, to and under: (i) all Receivables; (ii) all Related Property; (iii) all Pool Collections and Fee Collections; (iv) the Collection Account (including the Expense

Subaccount and the Principal Subaccount) and all money, instruments, investment property and other property credited to or deposited in such accounts from time to time; (v) the Realogy Guaranty, the Servicing Agreement, the Receivables Purchase Agreement, the Fee Receivables Purchase Agreement and the CRC Purchase Agreement; (vi) all accounts, money, chattel paper, investment property, instruments, documents, deposit accounts, letters of credit, letter of credit rights, general intangibles, oil, gas and other minerals, and goods consisting of, arising from or relating to any of the foregoing; (vii) all other accounts, money, chattel paper, investment property, instruments, documents, deposit accounts, letters of credit, letter of credit rights, general intangibles, oil, gas and other minerals, and goods consisting of, arising from or relating to any assets of the Issuer; and (viii) all proceeds of the foregoing (collectively, the “Pledged Assets”).

For avoidance of doubt, it is expressly understood and agreed that, to the extent the UCC is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of Pledged Assets is changed, the parties hereto desire that any property that is included in such changed definitions that would not otherwise be included in the foregoing Grant on the date hereof be included in such Grant immediately upon the effective date of such revisions, it being the intention of the Issuer that the description of Pledged Assets set forth above be construed to include the broadest possible range of assets.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions

Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Act” shall have the meaning set forth in Section 13.03(a).

“Additional Interest” shall have the meaning set forth in Section 9.01(b).

“Adjusted Days in Inventory” shall mean, for any Monthly Period, the product of 2.25 times the Weighted Average Inventory Hold Period for such Monthly Period.

“Administrative Agent” shall mean Calyon New York Branch, in its capacity as Administrative Agent under the Note Purchase Agreement, or any successor to Calyon in such capacity.

“Affiliate” shall mean, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have correlative meanings.

“Aggregate Adjustment Amount” shall mean, as of any date of determination, the sum of (a) the Overconcentration Amount, (b) the Geographic Overconcentration Amount and (c) the aggregate Unpaid Balance of all Unsold Home Receivables relating to Homes that have been owned by CRC for more than 365 days.

“Aggregate Receivable Balance” shall mean, as of any date of determination, (a) the aggregate Unpaid Balance of the Fee Receivables and Pool Receivables arising under the Pool Relocation Management Agreements, calculated in the following manner: the Unpaid Balance will be reduced (without duplication), by (i) the amount of any funds received on account of or otherwise in connection with such Fee Receivable or Pool Receivable, including the amount of Home Sale Proceeds received with respect to the related Home (to the extent that they have not previously been applied to reduce the Unpaid Balance of the related Receivable) and (ii) the amount of any net gains on sales of Homes or other amounts (including without limitation rebates for referral fees, if any, and if allowed by law) that have not yet been remitted to the related Employer or the related Transferred Employee, to the extent required by the related Pool Relocation Management Agreement minus (b) the aggregate Unpaid Balance of all Pool Receivables and Fee Receivables that are not Eligible Receivables, but in the case of each amount calculated pursuant to clause (b) only to the extent such amounts have not already been subtracted in calculating such Aggregate Receivable Balance.

“Amendment Effective Date” shall mean April 10, 2007.

“Amendment Parties” shall have the meaning set forth in Section 13.15(a).

“Amortization Event” shall have the meaning set forth in Section 10.01.

“Amortization Period” shall mean the period commencing at the earlier to occur of (a) the close of business on the Commitment Termination Date and (b) the close of business on the Business Day immediately preceding the day on which an Amortization Event has occurred, and ending on the date on which (x) the Outstanding Amount shall have been paid in full, together with all accrued interest thereon, and (y) all amounts owed to the Administrative Agent, the Purchaser and each Liquidity Party hereunder and under the Note Purchase Agreement shall have been paid and satisfied in full.

“Applicable Margin” shall have the meaning set forth in the Note Purchase Agreement.

“Applicable Stress Factor” shall mean, as of any date of determination:

(i) as used in the calculation of any reserve other than the Carrying Cost Reserve, 2.25, and

(ii) as used in the calculation of the Carrying Cost Reserve, an amount calculated as follows: (1) 1.50 if the current month Weighted Average Inventory Hold Period is less than 120 days; (2) 1.75 if the current month Weighted Average Inventory Hold Period is greater than or equal to 120 days but not greater than 135 days; and (3) 2.25 if the current month Weighted Average Inventory Hold Period is greater than 135 days.

“Asset Amount Deficiency” shall occur if and to the extent the Net Receivable Balance is less than the Required Asset Amount as of such date.

“Atlantic” shall mean Atlantic Asset Securitization LLC.

“Authentication Agent” shall mean the Trustee and any successor thereto in such capacity.

“Authorized Officer” shall mean:

(a) with respect to the Issuer, any officer of the Issuer who is authorized to act for the Issuer in matters relating to the Issuer and who is identified on the list of Authorized Officers (containing the specimen signature of each such Person) delivered by the Issuer to the Trustee on the Closing Date (as such list may be modified or supplemented from time to time thereafter); or

(b) with respect to the Servicer, any officer of the Servicer who is authorized to act for the Servicer in matters relating to the Servicer and who is identified on the list of Authorized Officers (containing the specimen signature of each such Person) delivered by the Servicer to the Trustee on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Base Rate” shall have the meaning set forth in the Note Purchase Agreement.

“Base Rate Tranche” shall have the meaning set forth in the Note Purchase Agreement.

“Billed USPS Concession Ratio” shall mean, for any calendar month and any Billed USPS Receivables, the quotient, expressed as a percentage, of (a) the aggregate amount of reductions to the Unpaid Balances of such Billed USPS Receivables due to Concessions occurring during such calendar month divided by (b) the aggregate Unpaid Balance of such Billed USPS Receivables that are Eligible Receivables as of the last day of such calendar month.

“Billed USPS Loss Ratio” shall mean, for any calendar month and any Billed USPS Receivables, the quotient, expressed as a percentage, of (a) the aggregate Unpaid Balance of such Billed USPS Receivables that have become Defaulted Receivables in accordance with clause (a) or (c) of the definition of Defaulted Receivable during such calendar month divided by (b) the aggregate Unpaid Balance of such Billed USPS Receivables generated during the sixth calendar month preceding such calendar month.

“Billed USPS Receivable” shall mean any Billed Receivable arising under a Guaranteed Government Contract and out of or with respect to Direct Expenses, Service Fees and Other Reimbursable Expenses and the right to payment of any and all Finance Charges with respect to any of the foregoing.

“Breakage Amounts” shall mean any amounts owed by the Issuer to the Purchaser or any assignee under Section 2.09 of the Note Purchase Agreement.

“Carrying Cost Ratio” shall mean, for any calendar month, the quotient, expressed as a percentage, of (a) the outstanding principal balance of the aggregate amount of acquisition, carrying costs and closing costs incurred during the Weighted Average Inventory Hold Period divided by (b) the aggregate Unpaid Balance of the KF Equity Receivables as of the last day of such calendar month.

“Carrying Cost Reserve” shall mean, as of any date of determination, the percentage equivalent of the product of:

(i)	the greater of:

(a) the Applicable Stress Factor and (b), a fraction, calculated as of the last day of the most recently ended calendar month, the numerator of which is equal to the maximum Weighted Average Inventory Hold Period for appraised value homes over the most recent 12 months, and the denominator of which is equal to the minimum Weighted Average Inventory Hold Period for appraised value homes in Inventory over the most recent 12 months;

multiplied by

(ii)	the highest Three Month Average Carrying Cost Ratio for the twelve calendar months ended as of the immediately preceding calendar month, multiplied by

(iii)	the Unpaid Balance of the KF Equity Receivables that are Eligible Receivables as of the last day of the current calendar month.

“Cartus” shall have the meaning set forth in the preliminary statement to this Indenture.

“CFC” shall have the meaning set forth in Section 13.16.

“Change of Control” shall mean any of the following: (v) the Issuer ceases to be a wholly-owned subsidiary of Cartus, (w) any of Cartus, CRC, or the Issuer ceases to be a wholly-owned subsidiary of Realogy, (x) the equity owners of Realogy as of the Amendment Effective Date cease (other than as a result of a “Borrower Qualified IPO” as such term is defined in the Realogy Credit Agreement as in effect on the date hereof) to own, directly or indirectly, at least 51% of the equity interests in, or voting securities of, Realogy, (y) following any initial public offering of Realogy common stock, any other Person not an equity owner of the Performance Guarantor as of the Amendment Effective Date acquires more than 51% of the equity interests in or voting securities of Realogy or (z) any other “Change in Control” as defined in the Realogy Credit Agreement.

“Closing Date” shall mean March 7, 2002.

“Commercial Paper Notes” shall have the meaning set forth in the Note Purchase Agreement.

“Commission” shall mean the Securities and Exchange Commission and its successors in interest.

“Commitment Termination Date” shall have the meaning set forth in the Note Purchase Agreement.

“Concession” means, with respect to any Receivable at any time that such Receivable (i) is reduced as a result of any cash discount or any adjustment by an Originator or the Servicer, (ii) is subject to reduction on account of any offsetting account payable of an Originator to an Obligor or is reduced or cancelled as a result of a set-off in respect of any claim by, or defense or credit of, the related Obligor against an Originator or the Servicer (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction) or (iii) is reduced on account of the obligation of an Originator or the Servicer to the related Obligor.

“Concession Ratio” shall mean, for any calendar month and any Fee Receivables, the quotient, expressed as a percentage, of (a) the aggregate amount of reductions to the Unpaid Balances of Fee Receivables due to Concessions occurring during such calendar month divided by (b) the aggregate Unpaid Balance of Fee Receivables that are Eligible Receivables as of the last day of such calendar month.

“Conversion” shall have the meaning set forth in Section 13.15.

“Corporate Concentration Limit” shall mean, as of any date of determination, (a) with respect to the Fee Receivables attributable to each Corporate Obligor having a long term unsecured senior debt rating of “A” or better from Standard & Poor’s or “A2” or better from Moody’s, 10% of the Aggregate Receivable Balance, (b) with respect to the Fee Receivables attributable to each Corporate Obligor having a long term unsecured senior debt rating of less than “A” but “BBB” or better from Standard & Poor’s or less than “A2” but “Baa2” or better from Moody’s, 8% of the Aggregate Receivable Balance, (c) with respect to the Fee Receivables attributable to each Corporate Obligor having a long term unsecured senior debt rating of less than “BBB” but “BBB-” or better from Standard & Poor’s or less than “Baa2” but “Baa3” or better from Moody’s, 6% of the Aggregate Receivable Balance and (d) with respect to the Fee Receivables attributable to a Corporate Obligor which is not rated or which has a long term unsecured senior debt rating of less than “BBB-” from Standard & Poor’s or of less than “Baa3” from Moody’s , 5% of the Aggregate Receivable Balance; provided, that, the Purchaser may in its discretion approve any higher Corporate Concentration Limit for any Obligor under such terms and conditions which are acceptable to the Purchaser. If a Corporate Obligor is not rated but is the subsidiary of a rated entity, the parent’s rating or ratings shall for purposes of this definition, be deemed to be the ratings of the Corporate Obligor. If a Corporate Obligor’s rating results in two different Corporate Concentration Limits (because of differences in the ratings assigned by each of Standard & Poor’s and Moody’s), the Corporate Concentration Limit for such Corporate Obligor will be the lower of the two different Corporate Concentration Limits and if the Corporate Obligor is rated by Standard & Poor’s or by Moody’s, but not by both, the Corporate Concentration Limit shall be determined as if the Corporate Obligor were rated by both agencies at one level below its actual rating.

“Corporate Trust Office” shall mean the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office on the date of the execution of this Agreement is located at 5 Penn Plaza, 16th Floor, New York, New York 10001, or at such other address as the Trustee may designate from time to time by notice to the Noteholders and the Issuer, or the principal corporate trust office of any successor Trustee (of which address any successor Trustee shall notify the Noteholders and the Issuer).

“CP Disruption” shall have the meaning set forth in the Note Purchase Agreement.

“CRC” shall have the meaning set forth in the preliminary statement to this Indenture.

“CRC Purchase Agreement” shall mean the amended and restated purchase agreement dated as of the date hereof between Cartus and CRC, as amended from time to time.

“Date of Processing” shall mean, with respect to any transaction, the date on which such transaction is first recorded on the Servicer’s computer master file maintained for the purpose of recording Pool Collections and Fee Collections.

“Default” shall mean any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Default Ratio” shall mean, for any calendar month, the quotient, expressed as a percentage, of (a) the aggregate Unpaid Balance of Fee Receivables that have become Defaulted Receivables in accordance with clause (a) or (c) of the definition of Defaulted Receivable during such calendar month divided by (b) the aggregate Unpaid Balance of Fee Receivables as of the last day of such calendar month.

“Definitive Notes” shall mean Notes in definitive, fully registered form.

“Deposit Date” shall mean each day on which the Servicer deposits Pool Collections or Fee Collections in the Collection Account in accordance with Section 3.02 of the Servicing Agreement.

“Distribution Date” shall mean April 15, 2002 and the fifteenth day of each calendar month thereafter or, if such fifteenth day is not a Business Day, the next succeeding Business Day.

“Dollars,” “$” or “U.S. $” shall mean United States dollars.

“Eligible Investments” shall mean instruments, investment property or other property or, in the case of deposits described below, deposit accounts held in the name of the Trustee in trust for the benefit of the Noteholders, other than securities issued by or obligations of Cartus or any Affiliate thereof, subject to the exclusive custody and control of the Trustee and for which the Trustee has sole signature authority, which mature so that funds will be available no later than the close of business on the Business Day prior to each Distribution Date and which evidence:

(a) direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America;

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof, including the District of Columbia (or domestic branches of foreign banks) and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Issuer’s investment or contractual commitment to invest therein, the short-term debt rating of such depository institution or trust company shall be at least A-1 by Standard & Poor’s, P-1 by Moody’s and F1+ by Fitch (if rated by Fitch);

(c) commercial paper having, at the time of the Issuer’s investment or contractual commitment to invest therein, a rating of at least A-1 by Standard & Poor’s , P-1 by Moody’s and F1+ by Fitch (if rated by Fitch);

(d) demand deposits, time deposits and certificates of deposit that are fully insured by the FDIC having, at the time of the Issuer’s investment therein, a rating of at least A-1 by Standard & Poor’s, P-1 by Moody’s and F1+ by Fitch (if rated by Fitch);

(e) bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above; or

(f) money market funds having, at the time of the Issuer’s investment therein, a rating in the highest rating category of Standard & Poor’s, Moody’s and Fitch (if rated by Fitch) (including funds for which the Trustee or any of its Affiliates is investment manager or advisor).

“Eligible Receivable” shall, in the case of any Cartus Fee Receivable, have the meaning set forth in the Fee Receivables Purchase Agreement and shall, in the case of any Cartus Receivable, have the meaning set forth in the CRC Purchase Agreement.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated that is treated as a single employer with the Issuer or any CMS Person under Section 414 of the Code.

“Eurodollar Rate” shall have the meaning set forth in the Note Purchase Agreement.

“Eurodollar Tranche” shall have the meaning set forth in the Note Purchase Agreement.

“Event of Default” shall have the meaning set forth in Section 5.01.

“Excess State Receivable Amount” shall mean, as of any date of determination, an amount equal to the excess, if any of (a) the aggregate Unpaid Balance of all Eligible Receivables arising from or relating to all Homes with street addresses in a single state (for purposes of this definition, any U.S. territory or commonwealth and the District of Columbia shall each be deemed a single state), over (b) an amount equal to 15% of the Aggregate Receivable Balance as of the last day of such Monthly Period.

“Excess ZIP Code Receivable Amount” shall mean, as of any date of determination, an amount equal to the excess, if any of (a) the aggregate Unpaid Balance of all Eligible Receivables relating to all Homes with street addresses in the same ZIP code, over (b) an amount equal to 5% of the Aggregate Receivable Balance as of the last day of such Monthly Period.

“Expense Subaccount” shall have the meaning set forth in Section 9.05(a).

“FDIC/USPS Contracts” shall have the meaning set forth in Section 13.16.

“FDIC/USPS Related Property” shall have the meaning set forth in Section 13.16.

“FDIC/USPS Transferred Assets” shall have the meaning set forth in Section 13.16.

“Fee Letter” shall mean that certain Fee Letter executed by and between the Issuer and the Administrative Agent in connection with the Note Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Fee Loss Reserve” shall mean, as of any date of determination, the percentage equivalent of the product of:

(i) the Applicable Stress Factor multiplied by

(ii) a fraction, calculated as of the last day of the most recently ended calendar month, the numerator of which is equal to the aggregate Unpaid Balance of all Fee Receivables created by each Originator during the six most recently ended calendar months, and the denominator of which is equal to the aggregate Unpaid Balance of Fee Receivables that are Eligible Receivables as of the end of the most recently ended calendar month, multiplied by;

(iii) the sum of (A) the highest Three Month Rolling Fee Concession Ratio plus (B) the highest Three Month Rolling Fee Loss Ratio, in each case for any calendar month over the twelve calendar months ended as of the immediately preceding calendar month, multiplied by

(iv) the Unpaid Balance of the Fee Receivables that are Eligible Receivables as of the last day of the most recently ended calendar month.

“Fee Receivables Purchase Agreement” shall mean the amended and restated purchase agreement dated as of the date hereof between Cartus and the Issuer, as amended from time to time.

“Final Stated Maturity Date” shall mean the Distribution Date occurring in the 15th Monthly Period following the Monthly Period in which the Amortization Period commenced.

“Fitch” shall mean Fitch, Inc. or its successors.

“Funding Termination Date” shall mean (i) each date on and after the Commitment Termination Date, (ii) any date on which an Amortization Event, Servicer Default, Event of Default or any event which with the giving of notice of lapse of time or both would become an Amortization Event, Servicer Default or Event of Default; and (iii) any other date on which the conditions to an Increase set forth in the Note Purchase Agreement have not been satisfied.

“Geographic Overconcentration Amount” shall mean, as of any date of determination, an amount equal to the sum of (a) the Excess ZIP Code Receivable Amount and (b) the Excess State Receivable Amount.

“Grant” shall mean to mortgage, pledge, bargain, warrant, alienate, remise, release, convey, assign, transfer, create and grant a lien upon and a security interest in and right of set-off against, deposit, set over and confirm pursuant to this Indenture. A Grant of the Pledged Assets or of any other agreement or instrument shall include all rights, powers and options (but none of the obligations) of the Granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of the Pledged Assets and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the Granting party or otherwise and generally to do and receive anything that the Granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Indemnity Amounts” shall have the meaning set forth in the Note Purchase Agreement.

“Indenture” shall have the meaning set forth in the introductory paragraph to this Indenture.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Trustee under the circumstances described in, and otherwise complying with, the applicable requirements of Section 13.01, made by an Independent appraiser or other expert, and such opinion or certificate shall state that the signer has read the definition of Independent in this Indenture and that the signer is Independent within the meaning thereof.

“Ineligible Receivable” shall mean, as of any date of determination, any Receivable that is not an Eligible Receivable as of such date.

“Initial Outstanding Amount” shall mean $49,901,207.

“Insolvency Event” shall mean, for any Person:

(a) that such Person shall admit in writing its inability, or fail generally, to pay its debts as they become due; or

(b) (i) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs and (ii) either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings shall occur, provided that the grace period allowed for by this clause (ii) shall not apply to any proceeding instituted by an Affiliate of such Person in furtherance of any of the actions set forth in the preceding clause (i); or

(c) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person's consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(d) if such Person is a corporation or a limited liability company, such Person or any Subsidiary of such Person shall take any corporate or limited liability company action in furtherance of any of the actions set forth in the preceding clause (a), (b) or (c).

“Interest Payment Date” shall mean unless a different definition is specified in the Note Purchase Agreement, each Distribution Date.

“Interest Period” shall mean, with respect to each Tranche:

(a) initially, the period commencing on the date such Tranche is funded and ending such number of days thereafter selected by the Issuer and approved by the Administrative Agent; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period for such Tranche and ending such number of days thereafter selected pursuant to clause (a) above;

in each case, provided that

(i) any Interest Period that otherwise would end on a day that is not a Business Day shall be extended to the next succeeding Business Day; provided, however, that if such Interest Period relates to a Eurodollar Tranche and such next succeeding Business Day would cause the Interest Period to end in the next calendar month, such Interest Period shall end on the next preceding Business Day; and

(ii) any Interest Period that otherwise would end beyond the Final Stated Maturity Date shall end on the Final Stated Maturity Date.

Unless otherwise approved by the Administrative Agent, an Interest Period shall be (i) one calendar month with respect to any CP Tranche or Base Rate Tranche and (ii) one, two or three months with respect to any Eurodollar Tranche.

“Interest Shortfall” shall have the meaning set forth in Section 9.01(b).

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

“Issuer” shall have the meaning set forth in the introductory paragraph to this Indenture.

“Kenosia Assignment Agreement” shall have the meaning set forth in Section 13.16.

“KF Equity Receivable” shall mean any Pool Receivable arising out of or with respect to Equity Loans, Equity Payments, Mortgage Payments and Mortgage Payoffs other than a Pool Receivable with respect to a Guaranteed Government Contract.

“Leverage Ratio” shall mean on any date, the ratio of (a) Total Senior Secured Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. Capitalized Terms used in this definition shall have the meaning set forth in the Realogy Credit Agreement as in effect on April 10, 2007, without giving effect to any subsequent amendments.

“Liquidity Agreement” shall have the meaning set forth in the Note Purchase Agreement.

“Liquidity Party” shall have the meaning assigned to the term “Liquidity Provider” in the Note Purchase Agreement.

“Loss Ratio” shall mean for any calendar month and any Fee Receivables, the quotient, expressed as a percentage, of (a) the aggregate Unpaid Balances of Fee Receivables that have become Defaulted Receivables during such calendar month divided by (b) the aggregate Unpaid Balance of Fee Receivables that were generated during the sixth calendar month preceding such calendar month.

“Loss-to-Acquisition Value Ratio” shall mean, for any calendar month and the KF Equity Receivables, the quotient, expressed as a percentage, of (a) for all related Homes sold during such calendar month, the aggregate of the amounts, if any, by which the purchase price of each such Home paid by the applicable Originator, exceeded the sale price for such Home received by the Servicer (the amount of any such excess with respect to a Home for purposes of this definition being a “Loss”) divided by (b) the aggregate purchase prices paid for such Homes. The Loss-to-Acquisition Value Ratio for any calendar month shall be based on the net Losses for such calendar month, which is calculated to include any gains on the sale of such Homes during such calendar month.

“Loss-to-Acquisition Value Reserve” shall mean, as of any date of determination, the percentage equivalent of the product of:

(i) Either:

(a) if the Three Month Average Loss-to-Acquisition Value Ratio is 5.00% or less, the highest Three Month Average Loss-to-Acquisition Value Ratio for any calendar month over the twelve calendar months ended as of the immediately preceding calendar month, or

(b), if the Three Month Average Loss-to-Acquisition Value Ratio is greater than 5.00%, the sum of (A) 5.00% plus (B) the product of (1) the Applicable Stress Factor and (2) the amount by which the highest Three Month Average Loss-to-Acquisition Value Ratio for any calendar month over the twelve calendar months ended as of the immediately preceding calendar month exceeds 5.00%

multiplied by

(ii) the Unpaid Balance of the KF Equity Receivables that are Eligible Receivables as of the last day of the most recently ended calendar month.

“Majority Investors” shall mean Noteholders holding Notes evidencing more than 50% of the Outstanding Amount.

“Managing Agent” shall have the meaning set forth in the Note Purchase Agreement.

“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of the Issuer or any other Transaction Party, (b) the ability of the Issuer or any other Transaction Party to perform its obligations under any Transaction Document to which it is a party, (c) the validity or enforceability of, or collectibility of, amounts payable by the Issuer or any other Transaction Party under any Transaction Document to which it is a party, (d) the status, existence, perfection or priority of the interest of the Issuer or any assignee thereof in the Pledged Assets, taken as a whole, in each case free and clear of any Lien (other than a Permitted Lien) or (e) the validity, enforceability or collectibility of all or any substantial portion of the Pledged Assets.

“Monthly Interest” shall have the meaning set forth in Section 9.01(b).

“Monthly Period” shall mean (i) a calendar month or (ii) with respect to the initial Monthly Period, the period commencing on the Closing Date and ending on March 31, 2002.

“Monthly Principal” shall have the meaning set forth in Section 9.02.

“Monthly Program Fees” shall mean for any Distribution Date, the fees payable to the Managing Agents under Section 2.03(c) of the Note Purchase Agreement.

“Monthly Servicing Fee” means, with respect to any Distribution Date, the portion of the Servicing Fee that has accrued with respect to the most recent Monthly Period.

“Multiemployer Plan” shall mean at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Affiliate during such five year period.

“Net Receivables Balance” shall mean, as of any date of determination, the Aggregate Receivable Balance less the Aggregate Adjustment Amount.

“Note Interest Rate” shall mean, as of any date, the sum of the weighted average of the Tranche Rates.

“Note Purchase Agreement” shall mean that certain Amended and Restated Note Purchase Agreement dated as of April 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time) by and between the Issuer, CRC, Cartus, the Purchaser and the Administrative Agent.

“Note Register” shall have the meaning set forth in Section 2.05.

“Noteholder” or “Holder” shall mean the Person in whose name a Series 2002-1 Note is registered in the Note Register, which initially shall be the Purchasers.

“Notes” or “Series 2002-1 Notes” shall mean the Notes executed by the Issuer and authenticated by the Authentication Agent, substantially in the form of Exhibit A, and any replacement Notes in exchange therefor.

“NYUCC” shall have the meaning set forth in Section 2.05.

“Officer’s Certificate” shall mean, unless otherwise specified in this Agreement, a certificate delivered hereunder, signed by any Authorized Officer of the Issuer, CRC or the Servicer, as applicable, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 13.01.

“Opinion of Counsel” shall mean a written opinion of counsel, who may be counsel for, or an employee of, the Person providing the opinion and who shall be reasonably acceptable to the Trustee and the Administrative Agent, provided that a Tax Opinion shall be an opinion of nationally recognized independent tax counsel.

“Original Indenture” shall mean that certain Indenture, by and among the Issuer and the Trustee dated as of March 7, 2002, as amended, supplemented or modified prior to the effectiveness hereof.

“Originator” shall have the meaning set forth in the preliminary statement to this Indenture.

“Outstanding” shall mean, with respect to the Notes as of any date of determination, all Notes authenticated and delivered under this Indenture except:

(i) Notes previously cancelled by the Transfer Agent and Registrar or delivered to the Transfer Agent and Registrar for cancellation;

(ii) Notes or portions thereof that are either due at maturity or have been duly called for redemption, and the payment for which money in the necessary amount (without giving account to any investment proceeds of any kind) has been previously deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes; and

(iii) Notes in exchange for or in lieu of other Notes that have been authenticated and delivered pursuant to this Indenture unless proof satisfactory to the Trustee is presented that any such Notes are held by a protected purchaser;

provided that in determining whether the Holders of the requisite Outstanding Amount of the Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Issuer, any other obligor on the Notes, the Servicer or any Affiliate of any of the foregoing Persons shall be disregarded and deemed not to be Outstanding (except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded). Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer, any other obligor on the Notes, CRC, the Servicer or any Affiliate of any of the foregoing Persons. In making any such determination, the Trustee may rely on the representations of the pledgee and shall not be required to undertake any independent investigation.

“Outstanding Amount” shall mean, as of any date of determination, an amount equal to (i) the Initial Outstanding Amount plus (ii) the aggregate amount of all Increases minus (iii) the aggregate amount of Monthly Principal previously paid to the Series 2002-1 Noteholders; provided that, to the extent that any portion of Monthly Principal (or other payment on or account of principal of the Series 2002-1 Notes) shall be required to be returned or restored under or in connection with the bankruptcy, liquidation, insolvency or other condition with respect to the Issuer or any CMS person or otherwise, the amount of such Monthly Principal shall be restored and included in the Outstanding Amount as though the former payment had never been made.

“Outstanding Tranche Amount” shall mean, with respect to any Tranche, the portion of the Outstanding Amount designated by the Administrative Agent as allocable to such Tranche.

“Overconcentration Amount” shall mean, as of any date of determination, the sum of the amounts, with respect to each Corporate Obligor, of the excess, if any, of (i) the aggregate Unpaid Balance of all Fee Receivables owing by such Obligor as of such date of determination over (ii) the Corporate Concentration Limit with respect to such Corporate Obligor.

“Paying Agent” shall mean the Trustee and any successor thereto in such capacity.

“Performance Guarantor” shall mean Realogy, as “guarantor” under the Realogy Guaranty.

“Person” shall mean any person or entity, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature.

“Pledged Assets” shall have the meaning set forth in the granting clause.

“Principal Subaccount” shall have the meaning set forth in Section 9.06(a).

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Purchaser” shall have the meaning set forth in the Note Purchase Agreement, provided that any references to “the Purchaser” in the singular shall mean and be references to all of the Purchasers in the event there is more than one Purchaser under the Note Purchase Agreement.

“Realogy Credit Agreement” shall mean that certain Credit Agreement dated as of April 10, 2007 among Domus Intermediate Holdings, Corp., Realogy, the lenders and other financial institutions party thereby and JP Morgan Chase Bank, N.A., as Administrative Agent.

“Receivables Purchase Agreement” shall mean the amended and restated receivables purchase agreement dated as of the date hereof between CRC and the Issuer, as amended from time to time.

“Record Date” shall mean, with respect to any Distribution Date, the Trustee’s close of business on the last Business Day preceding such Distribution Date.

“Redemption Date” shall mean the date the Notes are redeemed in accordance with Section 12.02.

“Redemption Price” shall mean, with respect to any Distribution Date, after giving effect to any deposits and distributions otherwise to be made on such Distribution Date, the sum of (i) the Outstanding Amount on such Distribution Date plus (ii) Monthly Interest for such Distribution Date and any Monthly Interest previously due but not distributed to the Series 2002-1 Noteholders plus (iii) all Monthly Program Fees plus (iv) any applicable Breakage Amounts plus (v) any other amounts owed to the Administrative Agent, the Purchaser or any Liquidity Party pursuant to this Agreement or the Note Purchase Agreement.

“Required Amount” shall mean, as of any date of determination, the sum of (a)(i) all accrued and unpaid interest on the Series 2002-1 Notes as calculated in accordance with Section 9.01 plus (ii) all unaccrued interest that will become due and payable on or prior to the next Distribution Date plus (iii) any Additional Interest previously accrued and not reimbursed plus (b) the sum of (i) the Monthly Servicing Fee to be distributed on such Distribution Date plus (ii) any Monthly Servicing Fee previously accrued with respect to any Monthly Period and not paid plus (iii) the Monthly Program Fees to be distributed on such Distribution Date plus (iv) any Monthly Program Fees previously accrued and not paid plus (v) any Breakage Amounts, Yield Protection Amount and Indemnity Amounts previously accrued and not yet paid.

“Required Asset Amount” shall mean, as of any date of determination, an amount equal to the sum of (a) the Outstanding Amount plus (b) the Required Overcollateralization Amount.

“Required Enhancement Amount” shall mean, as of any date of determination, an amount equal to the greater of (i) 15% of the Net Receivables Balance and (ii) the sum of the Fee Loss Reserve, the Loss-to-Acquisition Value Reserve, the Carrying Cost Reserve, the Yield Reserve, the Servicing Fee Reserve and the Unbilled USPS Loss Reserve; provided, however, that after the declaration or occurrence of an Amortization Event, the Required Enhancement Amount shall equal the Required Enhancement Amount in effect on the date of the declaration or occurrence of such Amortization Event.

“Required Overcollateralization Amount” shall mean, as of any date of determination, the amount by which the Required Enhancement Amount exceeds the amount on deposit in the Principal Subaccount.

“Requirement of Law” shall have the meaning set forth in the Note Purchase Agreement.

“Restricted Payment” shall mean, with respect to any Person (i) any dividend or other distribution on any shares of capital stock of, or other Security issued by, such Person or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of capital stock of, or other Security issued by, such Person or (b) any option, warrant or other right to acquire shares of the capital stock of, or other Security issued by, such Person or (iii) any loan, advance or other direct or indirect provision of funds of credit by such Person to any holder of any shares of its capital stock or of any other Security issued it.

“Revolving Period” shall mean the period beginning on the Closing Date and ending upon the commencement of the Amortization Period.

“Security” shall mean a Security as defined in Section 2 of the Securities Act of 1933, as amended.

“Servicer” shall have the meaning set forth in the preliminary statement to this Indenture.

“Servicing Agreement” shall have the meaning set forth in the preliminary statement to this Indenture.

“Servicing Fee Reserve” shall mean, as of any date of determination, the product of (i) the Servicing Fee multiplied by (ii) a fraction, the numerator of which is the Adjusted Days in Inventory as of the end of the current Monthly Period and the denominator of which is 360, multiplied by (iii) the Aggregate Receivable Balance at the end of the most recent Monthly Period.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Six Month Weighted Average Inventory Hold Period” for any calendar month will equal the average of the Weighted Average Inventory Hold Periods for each of the immediately preceding six calendar months.

“Solvent” shall have the meaning set forth in the Note Purchase Agreement.

“Subordinated Note” shall mean indebtedness of the Issuer to Cartus incurred pursuant to that certain Kenosia Subordinated Note dated as of April 10, 2007, the form of which is attached as Exhibit B hereto.

“Stated Amount” shall mean $175,000,000.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Surviving Entity” shall have the meaning set forth in Section 13.15(a).

“Tax Opinion” shall mean, in connection with the issuance of the Notes pursuant to this Indenture, the Notes will be properly characterized as debt for federal income tax purposes.

“Three Month Average Carrying Cost Ratio” shall mean, for any calendar month, the average of the Carrying Cost Ratios for each of the three calendar months preceding the prior calendar month.

“Three Month Average Loss-to-Acquisition Value Ratio” shall mean, for any calendar month, the average of the Loss-to-Acquisition Value Ratios for each of the three calendar months preceding the prior calendar month.

“Three Month Rolling Billed USPS Concession Ratio” shall mean, for any calendar month, the rolling average of the Billed USPS Concession Ratios for each of the three calendar months preceding the prior calendar month.

“Three Month Rolling Billed USPS Loss Ratio” shall mean, for any calendar month, the rolling average of the Billed USPS Loss Ratios for each of the three calendar months preceding the prior calendar month.

“Three Month Rolling Fee Concession Ratio” shall mean, for any calendar month, the rolling average of the Concession Ratios for each of the three calendar months preceding the prior calendar month.

“Three Month Rolling Default Ratio” shall mean, for any calendar month, the rolling average of the Default Ratios for each of the three calendar months preceding the prior calendar month.

“Three Month Rolling Fee Loss Ratio” shall mean, for any calendar month, the rolling average of the Loss Ratios for each of the three calendar months preceding the prior calendar month.

“Three Month Weighted Average Inventory Hold Period” for any calendar month will equal the average of the Weighted Average Inventory Hold Periods for each of the immediately preceding three calendar months.

“Tranche” shall have the meaning set forth in the Note Purchase Agreement.

“Tranche Rate” shall mean, at any time during an Interest Period with respect to any Tranche, the CP Rate or the Eurodollar Rate, as applicable, provided, however, that if any principal or interest on the Series 2002-1 Notes is not paid in full through the allocation of Collections when the same shall have become required to be paid or if any Amortization Event has occurred and is continuing, then the Tranche Rate shall be the Alternate Base Rate plus two percent (2.0%) with respect to such deficiency or with respect to any interest accrued on the Series 2002-1 Notes after the occurrence of such Amortization Event.

“Transaction Documents” shall mean the CRC Purchase Agreement, the Fee Receivables Purchase Agreement, the Receivables Purchase Agreement, the Servicing Agreement, the Realogy Guaranty, this Indenture, the Note Purchase Agreement and the Subordinated Note.

“Transfer Agent and Registrar” shall mean the Trustee and any successor thereto in such capacity.

“Transfer Restriction” shall have the meaning set forth in the Note Purchase Agreement.

“Trustee” shall have the meaning set forth in the introductory paragraph of this Indenture.

“Trustee Officer” shall mean, with respect to the Trustee, any officer assigned to the Corporate Trust Office, including any officer of the Trustee having direct responsibility for the administration of the applicable Transaction Documents, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Unbilled USPS Receivable Loss Reserve” shall mean, as of any date of determination, the percentage equivalent of the product of:

(i) the Applicable Stress Factor multiplied by

(ii) a fraction, calculated as of the last day of the most recently ended calendar month, the numerator of which is equal to the aggregate Unpaid Balance of all Billed USPS Receivables created by each Originator during the twelve most recently ended calendar months, and the denominator of which is equal to the aggregate Unpaid Balance of Unbilled USPS Receivables that are Eligible Receivables as of the end of the most recently ended calendar month, multiplied by;

(iii) the sum of (A) the highest Three Month Rolling Billed USPS Concession Ratio plus (B) the highest Three Month Rolling Billed USPS Loss Ratio, in each case for any calendar month over the twelve calendar months ended as of the immediately preceding calendar month, multiplied by

(iv) the Unpaid Balance of the Unbilled USPS Receivables that are Eligible Receivables as of the last day of the most recently ended calendar month.

“Unbilled USPS Receivable” shall mean any Unbilled Receivable arising out of or with respect to Direct Expenses, Equity Loans, Equity Payments, Mortgage Payments and Mortgage Payoffs with respect to a Guaranteed Government Contract.

“Unmatured Amortization Event” shall mean any occurrence or event which, with the giving of notice, the passage of time or both, would constitute an Amortization Event.

“Unmatured Funding Termination Date” shall have the meaning set forth in the Note Purchase Agreement.

“Weekly Activity Report” shall have the meaning set forth in Section 3.07(d) of the Servicing Agreement.

“Weekly Reporting Event” shall mean that, commencing with the quarter ending June 30, 2007, the Leverage Ratio as of the end of such fiscal quarter exceeds the applicable ratio set forth below:

Fiscal Quarter Ending	Senior Secured Leverage Ratio
June 30, 2007	6.00:1.00

September 30, 2007	6.00:1.00

December 31, 2007	6.00:1.00

March 31, 2008	5.35:1.00

June 30, 2008	5.35:1.00

September 30, 2008	5.10:1.00

December 31, 2008	5.10:1.00

March 31, 2009	5.10:1.00

June 30, 2009	5.10:1.00

September 30, 2009	4.75:1.00

December 31, 2009	4.75:1.00

March 31, 2010	4.75:1.00

June 30, 2010	4.75:1.00

September 30, 2010	4.75:1.00

December 31, 2010	4.75:1.00

March 31, 2011 and thereafter	4.50:1.00

“Weighted Average Inventory Hold Period” shall mean, for any Monthly Period, the average number of days the Homes have been owned by CRC as of the close of business on the last day of such Monthly Period, weighted by the aggregate purchase prices paid by CRC for such Homes.

“Yield Protection Amount” shall have the meaning set forth in the Note Purchase Agreement.

“Yield Reserve” shall mean, as of any date of determination during an Interest Period, the quotient, expressed as a percentage, of (a) the product of (i) the sum of (A) 1.5% plus (B) the Eurodollar Rate for the Interest Period in which such date occurs multiplied by (ii) the Outstanding Amount multiplied by (iii) Adjusted Days in Inventory as of the end of the current Monthly Period, divided by (b) 360.

Section 1.02 Other Definitional Provisions

(a) All terms used herein and not otherwise defined herein shall have meanings ascribed to them in the CRC Purchase Agreement, the Fee Receivables Purchase Agreement, the Receivables Purchase Agreement or the Servicing Agreement, as applicable.

(b) All terms defined in this Indenture shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c) As used in this Indenture and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Indenture or in any such certificate or other document, and accounting terms partly defined in this Indenture or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles and as in effect on the date of this Indenture. To the extent that the definitions of accounting terms in this Indenture or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles in the United States, the definitions contained in this Indenture or in any such certificate or other document shall control.

(d) All references herein to Contractual Obligations or to other documents or instruments shall refer to the same as from time to time amended, supplemented or modified.

(e) Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.

(f) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Indenture shall refer to this Indenture as a whole and not to any particular provision of this Indenture; references to any subsection, Section, Schedule or Exhibit are references to subsections, Sections, Schedules and Exhibits in or to this Indenture unless otherwise specified; and the term “including” means “including without limitation.”

(g) References herein to this Agreement, the Purchase Agreement, the Servicing Agreement, the Receivables Purchase Agreement and the Fee Receivables Purchase Agreement shall mean and be references to each such document as amended and restated on the date hereof.

ARTICLE II

THE NOTES

Section 2.01 Form Generally.

The Series 2002-1 Notes, upon original issuance, shall be issued in definitive, fully registered form, authenticated and delivered in substantially the form attached hereto as Exhibit A. Each Note shall be dated as of the date of its authentication.

Section 2.02 Denominations.

The Notes shall be issued in fully registered form in minimum amounts of $5,000,000 and in integral multiples of $1,000 in excess thereof (except that one Note may be issued in a different amount, so long as such amount exceeds the minimum denomination), and shall be issued upon initial issuance as one or more Notes in an aggregate original principal amount equal to the initial Outstanding Amount.

Section 2.03 Execution, Authentication and Delivery.

Each Note shall be executed by manual or facsimile signature on behalf of the Issuer by an Authorized Officer.

Notes bearing the manual or facsimile signature of an individual who was authorized to sign on behalf of the Issuer at the time when such signature was affixed shall not be rendered invalid, notwithstanding the fact that such individual ceased to be so authorized prior to the authentication and delivery of such Notes or does not hold such office at the date of issuance such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Authentication Agent for authentication and delivery, and the Authentication Agent shall authenticate and deliver such Notes as, and with the designation provided in, this Indenture and not otherwise. The Trustee shall deliver the Series 2002-1 Notes to or upon the order of the Issuer when so authenticated.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Notes a certificate of authentication substantially in the form provided for herein executed by or on behalf of the Authentication Agent by the manual signature of a duly authorized signatory, and such certificate of authentication on any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered under this Indenture.

Section 2.04 Authentication Agent.

(a) The Authentication Agent undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Authentication Agent. The Issuer may remove the Authentication Agent if the Issuer determines in its sole discretion that the Authentication Agent shall have failed to perform its obligations under this Indenture in any material respect or for other good reason. The Authentication Agent shall be permitted to resign upon 30 days’ written notice to the Issuer. Upon the removal or resignation of the Authentication Agent, the Issuer shall appoint a successor to act as Authentication Agent. The Issuer shall notify the Trustee of the removal or resignation of the Authentication Agent and the identity and location of the successor Authentication Agent.

(b) Pursuant to the Servicing Agreement, the Issuer shall direct the Servicer to pay to the Authentication Agent from time to time reasonable compensation for its services and all reasonable out-of-pocket expenses incurred or made by it, including costs of collection. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Authentication Agent’s agents, counsel, accountants and experts. The Issuer shall cause the Servicer to indemnify the Authentication Agent against any and all loss, liability or expense (including the fees and expenses of either in-house counsel or outside counsel, but not both) incurred by it in connection with the performance of its duties hereunder. The Authentication Agent shall notify the Issuer and the Servicer promptly of any claim for which it may seek indemnity. Failure by the Authentication Agent to so notify the Issuer and the Servicer shall not relieve the Servicer of its obligations hereunder unless such loss, liability or expense could have been avoided with such prompt notification and then only to the extent of such loss, expense or liability which could have been so avoided. Neither the Issuer nor the Servicer need reimburse any expense or indemnify against any loss, liability or expense incurred by the Authentication Agent through the Authentication Agent’s own willful misconduct, negligence or bad faith. The Authentication Agent recognizes and agrees that it shall have no claim against the Issuer or any of the Pledged Assets, but only against the Servicer, which shall, to the exclusion of all other Persons, be responsible for all fees, reimbursements and other amounts due or to become due to the Authentication Agent.

(c) The provisions of Sections 6.01, 6.03, 6.04 and 6.05 shall be applicable to the Authentication Agent.

Pursuant to any appointment made under this Section 2.04, the Notes may have endorsed thereon, in lieu of or in addition to the Authentication Agent’s certificate of authentication, an alternative certificate of authentication in substantially the following form:

“This is one of the Notes described in the within-mentioned Agreement.

The Bank of New York, as Authentication Agent

By:
Authorized Signatory”

Section 2.05 Registration of and Limitations on Transfer and Exchange of Notes.

The Transfer Agent and Registrar shall keep a register (the “Note Register”) in which the Transfer Agent and Registrar shall provide for the registration of Notes and the registration of transfers of Notes. Upon any resignation of any Transfer Agent and Registrar, the Issuer shall promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of Transfer Agent and Registrar. The Issuer shall notify the Trustee of the identity and location of any successor Transfer Agent and Registrar.

The Trustee shall have the right to inspect the Note Register at all reasonable times and to obtain copies thereof, and the Trustee shall have the right to rely upon a certificate executed on behalf of the Transfer Agent and Registrar by an officer thereof as to the names and addresses of the Noteholders and the principal amounts and numbers of such Notes.

Upon surrender for registration of transfer of any Notes at the office or agency of the Transfer Agent and Registrar to be maintained as provided in Section 3.02(i), if the requirements of Section 8-401(a) of the New York Uniform Commercial Code (the “NYUCC”) are met and any applicable requirements for transfer set forth herein are satisfied, the Issuer shall execute, and upon receipt of such surrendered Notes the Authentication Agent shall authenticate and deliver to the Noteholder, in the name of the designated transferee or transferees, one or more new Notes in any authorized denominations of like aggregate principal amount.

At the option of a Noteholder, Notes may be exchanged for other Notes, in any authorized denominations and of like aggregate principal amount, upon surrender of such Notes to be exchanged at the office or agency of the Transfer Agent and Registrar. Whenever any Notes are so surrendered for exchange, if the requirements of Section 8-401(a) of the NYUCC are met, the Issuer shall execute, and upon receipt of such surrendered Notes the Authentication Agent shall authenticate and deliver to the Noteholder, the Notes that the Noteholder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall evidence the same obligations, evidence the same debt, and be entitled to the same rights and privileges under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument of transfer in a form satisfactory to the Transfer Agent and Registrar duly executed by, the Noteholder thereof or its attorney-in-fact duly authorized in writing, and by such other documents as the Transfer Agent and Registrar may reasonably require.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer or the Transfer Agent and Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of such Notes.

All Notes surrendered for registration of transfer or exchange shall be cancelled by the Transfer Agent and Registrar and disposed of by the Transfer Agent and Registrar in accordance with its customary procedures.

No Note or any interest therein may be transferred to any Person unless such transfer is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Each purchaser will be deemed to have acknowledged, represented, warranted and agreed by its purchase of a Note that it understands that the offering and sale of the Notes has not been and will not be registered under the Securities Act, and has not and will not be registered or qualified under any applicable “blue sky” law, and that the offering and sale of the Notes has not been reviewed by, passed on or submitted to any federal or state agency or commission, securities exchange or other regulatory body.

Section 2.06 Mutilated, Destroyed, Lost or Stolen Notes.

If (a) any mutilated Note is surrendered to the Transfer Agent and Registrar or the Transfer Agent and Registrar receives evidence to its reasonable satisfaction of the destruction, loss or theft of any Notes and (b) in the case of a destroyed, lost or stolen Notes there is delivered to the Transfer Agent and Registrar such security or indemnity as may be required by it to hold the Issuer and the Transfer Agent and Registrar harmless and the requirements of Section 8-405 of the NYUCC are met, then the Issuer shall execute, and the Authentication Agent shall authenticate and deliver, a replacement Note of like tenor (including the same date of issuance) and principal amount, bearing a number not contemporaneously outstanding in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note; provided, however, that if any such mutilated, destroyed, lost or stolen Note shall have become, or within seven days shall be, due and payable, or shall have been selected or called for redemption, the Issuer may pay such Note without surrender thereof instead of issuing a replacement Notes, except that any mutilated Note shall be surrendered. After the delivery of such replacement Notes or payment of a destroyed, lost or stolen Note pursuant to the proviso to the preceding sentence, if a protected purchaser of the original Note in lieu of which such replacement Notes was issued presents such original Note for payment, the Issuer and the Transfer Agent and Registrar shall be entitled to recover such replacement Note (or such payment) from the Person to whom it was delivered or any Person taking such replacement Notes from such Person to whom such replacement Note was delivered or any assignee of such Person other than a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Transfer Agent and Registrar in connection therewith.

Upon the issuance of any replacement Note pursuant to this Section 2.06, the Issuer or the Transfer Agent and Registrar may require the payment by the Holder of such Note of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other reasonable expenses (including the fees and expenses of the Transfer Agent and Registrar) in connection therewith.

Every replacement Note issued in replacement of any mutilated, destroyed, lost or stolen Note pursuant to this Section 2.06 shall constitute complete and indefeasible evidence of an obligation of the Issuer as if originally issued, whether or not the mutilated, destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.06 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.07 Persons Deemed Owners.

Prior to due presentment for registration of transfer of any Notes, the Issuer, the Trustee, the Paying Agent, the Authentication Agent, the Transfer Agent and Registrar and any agent of the foregoing shall treat the Person in whose name any Notes is registered as the owner of such Notes for all purposes of this Indenture, whether or not such Notes is overdue, and neither the Issuer, the Trustee, the Paying Agent, the Authentication Agent, the Transfer Agent and Registrar nor any agent of the foregoing shall be affected by any notice to the contrary.

Section 2.08 Paying Agent.

(a) The Paying Agent shall have the revocable power to withdraw funds and make distributions to Noteholders from the appropriate account or accounts maintained for the benefit of Noteholders as specified in this Indenture. The Issuer may revoke such power and remove the Paying Agent if the Issuer determines in its sole discretion that the Paying Agent shall have failed to perform its obligations under this Indenture in any material respect or for other good cause. The Paying Agent shall be permitted to resign upon 30 days’ written notice to the Issuer. Upon the removal or resignation of the Paying Agent, the Issuer shall appoint a successor to act as Paying Agent (which successor shall be a bank or trust company). Any reference in this Indenture to the Paying Agent shall include any co-paying agent unless the context requires otherwise. The Issuer shall notify the Trustee of the removal or the resignation of any Paying Agent and the identity and location of the successor Paying Agent. The Paying Agent recognizes and agrees that it shall have no claim against the Issuer or any of the Pledged Assets, but only against the Servicer, which shall, to the exclusion of all other Persons, be responsible for all fees, reimbursements and other amounts due or to become due to the Paying Agent.

(b) The Paying Agent agrees that it will:

(i) hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and pay such sums to such Persons as herein provided;

(ii) give the Trustee notice of any default by the Issuer (or any other obligor upon the Notes) of which it has actual knowledge in the making of any payment required to be made with respect to the Notes;

(iii) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(iv) comply with all requirements of the Code with respect to the withholding from any payments made by it on any Notes of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith.

(c) The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, by Issuer Order direct the Paying Agent to pay to the Trustee all sums held in trust by such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by such Paying Agent and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Section 2.09 Cancellation.

All Notes surrendered for payment, registration of transfer, exchange or redemption shall, if surrendered to any Person other than the Transfer Agent and Registrar, be delivered to the Transfer Agent and Registrar and shall be promptly cancelled by it. The Issuer may at any time deliver to the Transfer Agent and Registrar for cancellation any Notes previously authenticated and delivered hereunder that the Issuer may have acquired in any lawful manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Transfer Agent and Registrar. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.09, except as expressly permitted by this Indenture. All cancelled Notes held by the Transfer Agent and Registrar shall be disposed of by the Transfer Agent and Register in accordance with its customary procedures.

Section 2.10 Increases and Reductions in the Outstanding Amount.

(a) At any time during the Revolving Period, so long as the Funding Termination Date shall not have occurred, the Outstanding Amount may be increased from time to time by the funding of Increases subject to the terms and conditions set forth in the Note Purchase Agreement; provided that, after giving effect thereto, the Outstanding Amount may not exceed the Stated Amount. Whenever the Issuer wishes to make an Increase, the Issuer shall give the Trustee and the Administrative Agent prior written notice of such Increase not less than three Business Days prior to the proposed Increase Date.

(b) In the event that the Issuer reduces the Stated Amount in accordance with the Note Purchase Agreement (which reduction shall be irrevocable), it shall give prompt written notice of such reduction to the Administrative Agent, the Trustee and the Paying Agent not less than one Business Day prior to the effective date of such reduction.

(c) The Series 2002-1 Notes shall evidence the outstanding indebtedness owed from time to time by the Issuer thereunder. The Purchaser, or the Administrative Agent on its behalf, shall be and hereby is authorized to record on the grid attached to its Series 2002-1 Note (or at its option, in its internal books and records) the date and amount of the funding of the Initial Outstanding Amount of such Series 2002-1 Note and the date and amount of each Increase, the amount of each repayment of the principal amount represented by such Series 2002-1 Note, the portions of the Outstanding Amount that are from time to time allocated to the CP Tranche, any Base Rate Tranche and any Eurodollar Tranche, and any reductions to the Stated Amount of such Note; provided, however, that failure to make any recordation on the grid or records or any error in recordation shall not adversely affect the Purchaser’s rights with respect to its right to receive principal and interest under the Series 2002-1 Notes.

Section 2.11 Representations and Covenants of Paying Agent, Authentication Agent and Transfer Agent and Registrar.

The Bank of New York, as Paying Agent, Authentication Agent and Transfer Agent and Registrar, represents, warrants and covenants that:

(a) The Bank of New York is a New York state banking corporation duly organized and validly existing under the laws of the State of New York;

(b) The Bank of New York has full power and authority to deliver and perform this Indenture and has taken all necessary action to authorize the execution, delivery and performance by it of this Indenture; and

(c) Each of this Indenture and other Transaction Documents to which it is a party has been duly executed and delivered by The Bank of New York and constitutes its legal, valid and binding obligation in accordance with its terms.

ARTICLE III

REPRESENTATIONS AND COVENANTS OF THE ISSUER

Section 3.01 Representations and Warranties of the Issuer. The Issuer hereby makes the representations and warranties set forth in this Section 3.01, in each case as of the date hereof, as of the Closing Date and as of any other date specified in such representation and warranty.

(a) Organization and Good Standing. The Issuer is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(b) Due Qualification. The Issuer is duly qualified to do business, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect.

(c) Power and Authority: Due Authorization. The Issuer (i) has all necessary limited liability company power and authority (A) to execute and deliver this Indenture and the other Transaction Documents to which it is a party, (B) to perform its obligations under this Indenture and the other Transaction Documents to which it is a party and (C) to make a Grant of the Pledged Assets to the Trustee on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such Grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Indenture and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Indenture (i) constitutes a Grant of a security interest (as defined in the NYUCC) in all of the Issuer’s right, title and interest in, to and under the Pledged Assets, free and clear of any Lien (other than Permitted Liens) to the Trustee, which is enforceable with respect to the existing Pledged Assets owned by the Issuer and the proceeds thereof upon execution and delivery of this Agreement and which will be enforceable with respect to the Pledged Assets hereafter acquired by the Issuer and the proceeds thereof upon such acquisition by the Issuer and (ii) constitutes, and each other Transaction Document to which the Issuer is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Indenture and the other Transaction Documents to be signed by the Issuer, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under (A) the certificate of formation or the limited liability company agreement of the Issuer or (B) any material indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which the Issuer is a party or by which it or any of its respective properties is bound, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Pledged Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument other than this Indenture and the other Transaction Documents or (iii) conflict with or violate any material applicable Requirement of Law.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Issuer threatened, against the Issuer before any Governmental Authority and (ii) the Issuer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Indenture or any other Transaction Document, (B) seeks to prevent the Grant of any Pledged Asset by the Issuer to the Trustee, the ownership or acquisition by the Issuer of a material amount of Receivables or the consummation of any of the transactions contemplated by this Indenture or any other

Transaction Document, (C) seeks any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Issuer of its obligations under this Indenture or any other Transaction Document or the validity or enforceability of this Indenture or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Issuer in connection with the Grant of the Pledged Assets or the due execution, delivery and performance by the Issuer of this Indenture or any other Transaction Document to which it is a party and the consummation by the Issuer of the transactions contemplated by this Indenture and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect; provided, however, that prior to recordation pursuant to Section 8.3 of the CRC Purchase Agreement or Section 8.3 of the Receivables Purchase Agreement or the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance of the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required under Section 2.01(d)(i) of the Servicing Agreement.

(h) Margin Regulations. The Issuer is not engaged, principally or as one its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). No portion of the proceeds of the Notes will be used by the Issuer, directly or indirectly, to purchase or carry margin stock or to advance or otherwise supply funds to others for such purpose.

(i) Taxes. The Issuer has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens); provided, however, that as of the date of this Indenture, the Issuer is a newly established entity and as such has not been required to file any tax returns.

(j) Solvency. After giving effect to the transactions contemplated by this Indenture and the other Transaction Documents, the Issuer is Solvent and able to pay its debts as they come due and has adequate capital to conduct its business as presently conducted.

(k) Offices. The principal place of business and chief executive office of the Issuer is located at 40 Apple Ridge Road, Suite 4C68, Danbury, Connecticut 06810.

(l) Investment Company Act. The Issuer is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act.

(m) Accuracy of Financial Information and Other Information. All balance sheets, all statements of operations and of cash flow and other financial data that have been or shall hereafter be furnished by the Issuer to the Trustee pursuant to Section 3.02 have been prepared in accordance with GAAP (to the extent applicable) and fairly present the financial condition of the Issuer as of the dates thereof. All certificates, reports, statements, documents and other information furnished to the Trustee by or on behalf of the Issuer pursuant to any provision of this Indenture or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Indenture or any other Transaction Document, shall, at the time the same are so furnished, be complete and correct in all material respects on the date the same are furnished to the Trustee.

(n) Security Interests. No security agreement, financing statement or equivalent security or lien instrument listing the Issuer as debtor covering all or any part of the Pledged Assets is on file or of record in any jurisdiction, except such as may have been filed, recorded or made by the Issuer in favor of the Trustee on behalf of the Noteholders in connection with this Indenture. This Indenture constitutes a valid and continuing Lien on the Pledged Assets in favor of the Trustee on behalf of the Noteholders, which Lien will be prior to all other Liens (other than Permitted Liens), will be enforceable as such as against creditors of and purchasers from the Issuer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing. The Issuer has taken all action necessary to perfect such security interest.

(o) ERISA. The Issuer and each ERISA Affiliate are in compliance with the minimum funding requirements of ERISA. Each Plan is in compliance with all applicable material provisions of ERISA, and the Issuer or the relevant ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service that each Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Issuer nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA with respect to any Plan that could give rise to a lien in favor of the PBGC other than liability for the payment of premiums, all of which have been timely paid when due in accordance with Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability within the meaning of Section 4201 of ERISA, (iii) is subject to any lien under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings. Neither the Issuer nor any ERISA Affiliate that is a subsidiary of Realogy is, or at any time during the past five years was, a member of, or makes, or has at any time during the past five years made contributions to, any Multiemployer Plan. No ERISA Affiliate that is not a subsidiary of Realogy is, or at any time during the past five years was, a member of, or makes, or has at any time during the past five years made contributions to, any Multiemployer Plan, in each case where any such action could reasonably be expected to have a Material Adverse Effect.

(p) Eligible Receivables; Quality of Title. Each Receivable included in the Pledged Assets hereunder, unless otherwise identified to the Trustee, the Purchaser and the Servicer, is an Eligible Receivable on the date of transfer to the Issuer and on each date the same is reported by or on behalf of the Issuer as included in the calculation of the Net Receivables Balance. Immediately before the pledge to be made by the Issuer hereunder on such date, each Pledged Asset to be Granted to the Trustee shall be owned by the Issuer free and clear of any Lien (other than any Permitted Lien), and the Issuer shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the security interest of the Trustee and its successors and assigns in such Pledged Assets against all creditors of, and purchasers from, the Issuer (subject to Permitted Exceptions).

Section 3.02 Affirmative Covenants of the Issuer. From the Closing Date until the termination of this Indenture, the Issuer hereby agrees that it will perform the covenants and agreements set forth in this Section 3.02.

(a) Financial Reports by the Issuer. As soon as available, but in any event within 120 days after the end of each fiscal year of the Issuer, the Issuer shall deliver to the Trustee, and the Trustee shall forward to each Noteholder, a copy of the management reports of the Issuer at the end of such year.

(b) Books and Records. The Issuer shall keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to the Pledged Assets and its business activities in accordance with GAAP, and shall permit the Trustee to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, directors, employees and independent public accountants, all at such reasonable times upon reasonable notice and as often as may reasonably be requested.

(c) Notice of Defaults and Events of Default. The Issuer shall give the Trustee prompt written notice of each Default and Event of Default hereunder and the occurrence of any Unmatured Amortization Event or Amortization Event with respect to the Notes and, immediately after obtaining knowledge of any of the following occurrences, written notice of each default on the part of the Servicer of its obligations under the Servicing Agreement and each default on the part of Cartus of its obligations under the CRC Purchase Agreement or Fee Receivables Purchase Agreement or CRC of its obligations under the Receivables Purchase Agreement, as the case may be, and the action, if any, being taken with respect to each such default.

(d) Maintenance of Existence. The Issuer shall keep in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware (unless it becomes, or any successor Issuer hereunder is or becomes, organized under the laws of any other State or of the United States of America, in which case the Issuer will keep in full effect its existence, rights and franchises under the laws of such other jurisdiction) and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Indenture, the Notes, the Pledged Assets and each other related instrument or agreement.

(e) Compliance with Laws. The Issuer will comply with all Requirements of Law, a violation of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect.

(f) Annual Tax Information. On or before January 31 of each calendar year, beginning with calendar year 2003, the Trustee or the Paying Agent shall furnish to each Person who at any time during the preceding calendar year was a Noteholder a statement prepared by or on behalf of the Issuer containing the information that is necessary or desirable to enable the Noteholders to prepare their tax returns. The obligations of the Issuer to prepare and the Trustee or the Paying Agent to distribute such information shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee or the Paying Agent pursuant to any requirements of the Code as from time to time in effect.

(g) Statements as to Compliance. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer (commencing within 120 days after the end of the fiscal year 2002), an Officer’s Certificate stating, as to the Authorized Officer signing such Officer’s Certificate, that

(i) a review of the activities of the Issuer during the 12-month period ending at the end of such fiscal year (or in the case of the fiscal year ending December 31, 2002, the period from the Closing Date to December 31, 2002) and of performance under this Indenture has been made under such Authorized Officer’s supervision, and

(ii) to the best of such Authorized Officer’s knowledge, based on such review, the Issuer has complied with all conditions and covenants under this Indenture throughout such year or, if there has been a default in its compliance with any such condition or covenant, specifying each such default known to such Authorized Officer and the nature and status thereof.

(h) Maintenance of Office or Agency. The Issuer shall maintain an office or agency within the Borough of Manhattan, City of New York where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer hereby initially appoints the Transfer Agent and Registrar at the Corporate Trust Office (or at such other address as the Transfer Agent and Registrar may designate from time to time by notice to the Issuer, the Trustee and the Noteholders) to serve as its agent for the foregoing purposes.

(i) Further Instruments and Acts. Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.03 Negative Covenants of the Issuer. From the Closing Date until the termination of this Indenture, the Issuer hereby agrees that it shall not:

(a) Change in Location of Chief Executive Office. (i) Change the location of its chief executive office or principal place of business (within the meaning of the UCC) without sixty (60) days’ prior written notice to the Trustee or (ii) change its name or the jurisdiction of its formation without prior written notice to the Trustee sufficient to allow the Trustee to execute all filings prepared by the Issuer (including filings of financing statements on form UCC- 1) and recordings necessary to maintain the perfection of the interest of the Trustee on behalf of the Noteholders in the Pledged Assets pursuant to this Indenture. If the Issuer desires to so change its office or change its name or the jurisdiction of its formation, the Issuer will make any required filings and prior to actually changing its office or its name or the jurisdiction of its formation the Issuer shall deliver to the Trustee (i) an Officer's Certificate and (ii) copies of all such required filings with the filing information duly noted thereon by the office in which such filings were made;

(b) Capital Expenditures. Make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty);

(c) No Other Business or Agreements. Engage in any business or activity (whether or not pursued for gain or other pecuniary advantage) other than financing, purchasing, owning and selling and managing the Pledged Assets in the manner expressly contemplated by this Indenture and the other Transaction Documents and all activities incidental thereto, or enter into or be a party to any Contractual Obligation or instrument other than any Transaction Document or documents and agreements incidental thereto;

(d) Consolidation, Merger or Other Form of Combination and Sale of Assets. Enter into any consolidation, merger, joint venture, syndicate or other form of combination with any Person or sell, lease or transfer or otherwise dispose of any assets, including without limitation the Pledged Assets, other than as expressly provided for in the Transaction Documents, or engage in any other transaction that would result in a Change of Control with respect to the Issuer;

(e) Guarantees, Loans, Advances and other Liabilities. Except as contemplated by this Indenture or the other Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or Securities of, or any other interest in, or make any capital contribution to, any other Person;

(f) Indebtedness. Issue, incur, assume, guarantee or otherwise become liable, directly or indirectly, for any debt, duty, liability or obligation of any kind except for (i) indebtedness owed to Cartus under the Subordinated Note which indebtedness was incurred for the purpose of acquiring Pledged Assets and which indebtedness is expressly subordinated to the payment of the Notes and (ii) any debt, duty, liability or other obligation which is expressly provided for pursuant to the terms of the Transaction Documents and the Notes;

(g) Deduction from Principal and Interest. Claim any credit on, or make any deduction from, the principal and interest payable in respect of the Notes (other than amounts properly withheld from such payments under the Code or applicable state law) or assert any claim against any present or former Noteholder by reason of the payment of any taxes levied or assessed upon any part of the Pledged Assets;

(h) Effectiveness of Indenture, Liens. (i) Permit the validity or effectiveness of this Indenture to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to the Notes under this Indenture except as may be expressly permitted hereby, (ii) permit any Lien, charge, excise, claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden the Pledged Assets or any part thereof or any interest therein or the proceeds thereof or (iii) permit the lien of this Indenture not to constitute a valid first priority perfected security interest in the Pledged Assets; or

(i) Dissolve or Liquidate. Dissolve or liquidate in whole or in part.

(j) Restricted Payments. Declare or make any Restricted Payment with respect to any amounts received by the Issuer pursuant to Section 8.04(d)(v) after the occurrence of a Funding Termination Date. For the avoidance of doubt, it is hereby agreed and acknowledged that (i) funds transferred or held by the Servicer pursuant to Section 4.01 of the Servicing Agreement and (ii) payments made to Cartus in respect of the Subordinated Note with any funds not required to be distributed to the Expense Subaccount or the Principal Subaccount under Section 9.04, are not considered Restricted Payments made in violation of this Section 3.03(j).

(k) Limited Liability Company Agreement. Except with respect to a change in name made in compliance with Section 3.03(a), amend or modify its limited liability company agreement without the prior written consent of the Majority Investors.

Section 3.04 Protection of Pledged Assets.

The Issuer shall from time to time prepare (or cause to be prepared), execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action necessary or advisable to:

(a) Grant more effectively all or any portion of the Pledged Assets for the Notes;

(b) maintain or preserve the lien (and the priority thereof) of this Indenture or to carry out more effectively the purposes hereof;

(c) perfect, publish notice of, or protect the validity of, any Grant made or to be made by this Indenture;

(d) enforce any of the Pledged Assets; or

(e) preserve and defend title to the Pledged Assets securing the Notes and the rights therein of the Trustee and the Noteholders secured thereby against the claims of all persons and parties.

The Issuer hereby designates the Trustee its agent and attorney-in-fact to execute any financing statement, continuation statement or other instrument required pursuant to this Section 3.04.

Section 3.05 Opinions as to Pledged Assets.

(a) On the Closing Date, the Issuer shall furnish to the Trustee and the Administrative Agent an Opinion of independent Counsel either stating that, in the opinion of such counsel, such action has been taken as is necessary to perfect the lien and security interest of this Indenture, including without limitation with respect to the recording and filing of this Indenture, any indentures supplemental hereto and any other requisite documents, and with respect to the execution and filing of any financing statements and continuation statements, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to maintain the perfection of such lien and security interest.

(b) On or before April 30 in each calendar year, beginning in the year 2003, the Issuer shall furnish to the Trustee and the Administrative Agent an Opinion of independent Counsel either stating that, in the opinion of such counsel, such action has been taken as is necessary to perfect the lien and security interest of this Indenture, including without limitation with respect to the recording, filing, re-recording and refiling of this Indenture, any indentures supplemental hereto and any other requisite documents, and with respect to the execution and filing of any financing statements and continuation statements, and reciting the details of such action or stating that in the opinion of such counsel no such action is necessary to maintain the perfection of such lien and security interest. Such Opinion of Counsel also shall describe the recording, filing, re-recording and refiling of this Indenture, any indentures supplemental hereto and any other requisite documents and the execution and filing of any financing statements and continuation statements that, in the opinion of such counsel, will be required to maintain the perfection of the lien and security interest of this Indenture until April 30 in the following calendar year.

Section 3.06 Obligations Regarding Servicing of Receivables.

(a) The Issuer shall not take any action, and shall use its best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s material covenants or obligations under any instrument or agreement included in the Pledged Assets or that would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such instrument or agreement, except as expressly provided in this Indenture, the Servicing Agreement, the Receivables Purchase Agreement, the Fee Receivables Purchase Agreement, the CRC Purchase Agreement or such other instrument or agreement.

(b) The Issuer may contract with other Persons to assist it in performing its duties under this Indenture, and any performance of such duties by such Person shall be deemed to be action taken by the Issuer. The Issuer shall cause the Servicer to comply with all the Servicer’s obligations under the Transaction Documents to which the Servicer is a party and shall not agree to the resignation of the Servicer from its obligations and duties imposed by the Servicing Agreement unless the Majority Investors have consented to such resignation.

(c) The Issuer shall punctually perform and observe all of its obligations and agreements contained in this Indenture, the other Transaction Documents and in the instruments and agreements relating to the Pledged Assets, including but not limited to filing or causing to be filed all UCC financing statements required to be filed by the terms of this Indenture and the Servicing Agreement in accordance with and within the time periods provided for herein and therein.

(d) If a Servicer Default shall arise from the failure of the Servicer to perform any of its duties or obligations under the Servicing Agreement with respect to the Receivables, the Issuer shall take all reasonable steps available to it to remedy such failure.

(e) Without derogating from the absolute nature of the assignment granted to the Trustee or the rights of the Trustee under this Indenture, the Issuer agrees that it will not, without the prior written consent of the Trustee and the Majority Investors, amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, supplement, termination, waiver or surrender of, the terms of any Pledged Assets (except to the extent otherwise provided in the Servicing Agreement) or the Transaction Documents (except to the extent otherwise provided in the Transaction Documents) if any such amendment has the effect of increasing or reducing in any manner the amount of, or accelerating or delaying the timing of, Pool Collections or Fee Collections or payments on the Pledged Assets or distributions that are required to be made for the benefit of the Noteholders or change the definition of Majority Investors, without the consent of the Holders of all the Outstanding Notes. If any such amendment, modification, supplement or waiver shall be so consented to by the Trustee and the Majority Investors or the Holders of all the Outstanding Notes, as required, the Issuer agrees to execute and deliver, in its own name and at its own expense, such agreements, instruments, consents and other documents as the Trustee may deem necessary or appropriate in the circumstances. The Issuer shall not, without the prior written consent of the Trustee and the Majority Investors waive timely performance or observance by the Servicer of its obligations under the Servicing Agreement, by Cartus of its obligations under the Purchase Agreement or Fee Receivables Purchase Agreement, by CRC of its obligations under the Receivables Purchase Agreement or by Realogy of its obligations under the Realogy Guarantee.

Section 3.07 Separate Corporate Existence of the Issuer. The Issuer hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance on the Issuer’s identity as a legal entity separate from the Originators and the other CMS Persons. From and after the date hereof until the date of which there are no Notes of any Outstanding, the Issuer shall take such actions as shall be required in order that:

(a) The Issuer will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;

(b) The Issuer will maintain corporate records and books of account separate from those of each CMS Person, and the Issuer will maintain a telephone number and stationery that are separate and distinct from those of each Cartus Person;

(c) The Issuer’s assets will be maintained in a manner that facilitates their identification and segregation from those of any CMS Person;

(d) The Issuer will strictly observe limited liability company formalities in its dealings with the public and with each CMS Person, and funds or other assets of the Issuer will not be commingled with those of any CMS Person, except as may be permitted by the Transaction Documents. The Issuer will at all times, in its dealings with the public and with each CMS Person, hold itself out and conduct itself as a legal entity separate and distinct from each CMS Person. The Issuer will not maintain joint bank accounts or other depository accounts to which any CMS Person (other than the Servicer) has independent access;

(e) The duly admitted members of the Issuer and duly appointed managers or officers of the Issuer will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Issuer;

(f) Not less than two members of the Issuer’s board of directors will be Independent. The Issuer will observe those provisions in its limited liability company agreement that provide that the Issuer’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Issuer unless each Independent director and all other members of the Issuer’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;

(g) The Issuer will compensate each of its employees, consultants and agents from the Issuer’s own funds for services provided to the Issuer; and

(h) The Issuer will not hold itself out to be responsible for the debts of any CMS Person.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.01 Satisfaction and Discharge of this Indenture.

This Indenture shall cease to be of further effect with respect to the Notes (except as to (a) rights of registration of transfer and exchange, (b) substitution of mutilated, destroyed, lost or stolen Notes, (c) the rights of Noteholders to receive payments of principal thereof and interest thereon, (d) Sections 3.02(i), 3.03, 3.05, 3.06 and 13.14, (e) the rights and immunities of the Trustee hereunder, including the rights of the Trustee under Section 6.07 and the obligations of the Trustee under Section 4.02, the rights and immunities of the Paying Agent, Authentication Agent and Transfer Agent and Registrar hereunder, including the rights of the Paying Agent, Authentication Agent and Transfer Agent and Registrar under Section 2.04(b) and the obligations of the Paying Agent, Authentication Agent and Transfer Agent and Registrar under

Section 2.05, 2.06, 2.08 and 2.09 and (g) the rights of Noteholders as beneficiaries hereof with respect to the property so deposited with the Trustee and payable to all or any of them) and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to the Notes when:

(i) all Notes theretofore authenticated and delivered (other than (1) Notes that have been destroyed, lost or stolen and that have been replaced, or paid as provided in Section 2.06 and (2) Notes for whose full payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 8.07) have been delivered to the Trustee for cancellation; or

(ii) the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer and all other obligations of the Issuer pursuant to any of the Transaction Documents to Atlantic, any Noteholder and each Liquidity Party shall have been paid and satisfied in full; and

Section 4.02 Application of Trust Money.

All monies deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it in accordance with the provisions of the Notes, this Indenture, to make payments, through the Paying Agent, to the Noteholders and for the payment in respect of which such monies have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest; but such monies need not be segregated from other funds except to the extent required herein or required by law.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

Section 5.01 Events of Default.

Each of the following events shall be an “Event of Default” hereunder:

(a) The Issuer shall fail to make any payment of interest on the Notes when due and such failure shall remain unremedied for five Business Days; or

(b) The Issuer shall fail to make any payment of the principal of the Notes when due and such failure shall remain unremedied for five Business Days; or

(c) (i) The Issuer shall fail to perform or observe, as and when required, any term, covenant or agreement contained in this Indenture or any of the other Transaction Documents on its part to be performed or observed (other than as referred to in Section 5.01(a) or (b) above), (ii) such failure materially and adversely affects the rights of the Noteholders and (iii) such failure shall remain unremedied for 60 days after written notice thereof (specifying such failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder) shall have been given (A) to the Issuer by the Trustee or (B) to the Issuer and the Trustee by Noteholders evidencing at least 25% of the Outstanding Amount; or

(d) (i) any representation or warranty made by the Issuer in this Indenture or any of the other Transaction Documents shall prove to have been untrue and incorrect in any material respect when made or deemed to have been made, (ii) such occurrence materially and adversely affects the rights of the Noteholders and (iii) such occurrence remains unremedied for 60 days after written notice thereof (specifying such failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder) shall have been (A) given to the Issuer by the Trustee or (B) to the Issuer and the Trustee by Noteholders evidencing at least 25% of the Outstanding Amount; or

(e) An Insolvency Event shall have occurred with respect to the Issuer; or

(f) The Commission or other regulatory body having jurisdiction reaches a final determination that the Issuer is required to be registered under the Investment Company Act.

The Issuer shall deliver to the Trustee, within five days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 5.02 Acceleration of Maturity; Rescission and Annulment.

If an Event of Default referred to in clause (e) or (f) of Section 5.01 has occurred, the unpaid principal amount of all Notes, together with interest accrued but unpaid thereon, and all other amounts due to the Noteholders under this Agreement shall immediately and without further act become due and payable. If an Event of Default referred to in clause (a), (b), (c) or (d) of Section 5.01 shall occur and be continuing, then and in every such case the Trustee or Noteholders holding Notes evidencing a majority of the Outstanding Amount may declare all the Notes to be immediately due and payable, by a notice in writing to the Issuer (and to the Trustee if given by the Noteholders), and upon any such declaration the unpaid principal amount of such Notes, together with accrued and unpaid interest thereon through the date of acceleration, shall become immediately due and payable.

Section 5.03 Collection of Indebtedness and Suits for Enforcement by the Trustee.

The Issuer covenants that if (i) a default occurs in the payment of any interest on any Notes when the same becomes due and payable, and such default continues for a period of five Business Days or (ii) a default occurs in the payment of the principal of any Notes when the same becomes due and payable, and such default continues for a period of five Business Days by acceleration or at stated maturity, upon demand of the Trustee, the Issuer will pay to the Trustee, for the benefit of the Holders of such Notes, the entire amount then due and payable on such Notes for principal and interest, with interest on the overdue principal, and to the extent payment at such rate of interest shall be legally enforceable, on overdue installments of interest, at the Note Interest Rate borne by the Notes and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and on behalf of the Noteholders, may institute a proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Issuer or other obligor upon such Notes and collect in the manner provided by law out of the property of the Issuer the moneys adjudged or decreed to be payable.

If an Event of Default occurs and is continuing, the Trustee may in its discretion, as more particularly provided in Section 5.04, proceed to protect and enforce its rights and the rights of the Noteholders by such appropriate proceedings as the Trustee deems most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein or therein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

If there shall be pending, relative to the Issuer or any Person having or claiming an ownership interest in the Pledged Assets, proceedings under the Bankruptcy Code or any other applicable Federal or State bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property or such other obligor or Person, or in the event of any other comparable judicial proceedings relative to the Issuer or to the creditors or property of the Issuer, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise and whether or not the principal of any Notes shall then be due and payable as therein expressed or by declaration or otherwise and whether or not the Trustee shall have made any demand pursuant to the provisions of this Section 5.03:

(i) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred and all advances made by the Trustee and each predecessor Trustee, except as a result of negligence, bad faith or willful misconduct) and of the Noteholders allowed in such proceedings;

(ii) unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(iii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; and

(iv) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Holders of the Notes allowed in any judicial proceedings relative to the Issuer, its creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such proceeding is hereby authorized by each of such Noteholders to make payments to the Trustee and, if the Trustee consents to the making of payments directly to such Noteholders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or vote for or accept or adopt on behalf of any Noteholder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceeding except to vote for the election of a trustee in bankruptcy or similar person as aforesaid.

All rights of action and of asserting claims under this Indenture or under any of the Notes may be enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Trustee shall be brought in its own name as trustee, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this Indenture or any Indenture Supplement to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Noteholder a party to any such proceedings.

Section 5.04 Remedies; Priorities.

(a) If an Event of Default shall have occurred and be continuing and the Notes have been accelerated under Section 5.02, the Trustee may institute proceedings to enforce the obligations of the Issuer hereunder in its own name and on behalf of the Noteholders for the collection of all amounts then payable on the Notes or under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Issuer moneys adjudged due.

(b) If an Event of Default shall have occurred and is continuing, and the Notes have been accelerated under Section 5.02, the Trustee may or, if so directed by the Majority Investors, the Trustee shall, do one or more of the following:

(i) institute proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Pledged Assets;

(ii) exercise any remedies of a secured party under the NYUCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Notes; and

(iii) in the case of an Event of Default referred to in clause (a) or (b) of Section 5.01, sell the Pledged Assets or rights or interest therein, at one or more public or private sales called and conducted in accordance with Section 5.05;

provided that the Trustee may not sell or otherwise liquidate the Pledged Assets following an Event of Default referred to in clause (a) or (b) of Section 5.01 unless (A) the proceeds of the sale or liquidation of the Pledged Assets are sufficient to discharge in full all amounts due and unpaid with respect to the Notes, (B) if the Trustee has determined that the Pledged Assets will not continue to provide sufficient funds for the payment of principal of and interest on the Notes, Holders of Notes evidencing 66 2/3% of the Outstanding Amount, voting as a single class, consent to such sale or liquidation or (C) Holders of Notes evidencing 100% of the Outstanding Amount consent to such sale or liquidation. In determining such sufficiency or insufficiency with respect to clause (A) or (B), the Trustee at the expense of the Issuer may, but is not required to, obtain and rely upon an opinion of an Independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as to the sufficiency of the Pledged Assets for such purpose.

(c) If the Trustee collects any money or property pursuant to this Article V, such money or property shall be held by the Trustee as additional collateral hereunder and the Trustee shall pay out such money or property to the Collection Account for distribution in accordance with the provisions of Article VIII and Article IX.

Section 5.05 Sale of Assets.

(a) The method, manner and time, place and terms of any sale of all of the Pledged Assets pursuant to Section 5.04(b) shall be commercially reasonable. The Trustee may from time to time postpone any sale by public announcement made at the time and place of such sale. The Trustee hereby expressly waives its right to any amount fixed by law as compensation for such sale.

(b) In connection with a sale of all of the Pledged Assets pursuant to Section 5.04(b), any Noteholder may bid for and purchase the property offered for sale, and upon compliance with the terms of such sale may hold, retain and possess and dispose of such property, without further accountability, and may, in paying the purchase money therefor, deliver any Outstanding Notes or claims for interest thereon in lieu of cash up to the amount that shall, upon distribution of the net proceeds of such sale, be payable thereon.

(c) The Trustee may bid for and acquire any portion of the Pledged Assets securing the Notes in connection with a public sale thereof, and may pay all or part of the purchase price by crediting against amounts owing to the Trustee under this Indenture, including without limitation the costs, charges and expenses incurred by the Trustee in connection with such sale.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Pledged Assets in connection with a sale thereof. In addition, the Trustee is hereby irrevocably appointed the agent and attorney-in-fact of the Issuer to transfer and convey its interest in any portion of the Pledged Assets in connection with a sale thereof, and to take all action necessary to effect such sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.

Section 5.06 Limitations on Suits.

No Noteholder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(b) Noteholders holding Notes evidencing at least 25% of the Outstanding Notes have made written request to the Trustee to institute such proceeding in respect of such Event of Default in its own name as the Trustee hereunder;

(c) such Noteholder or Noteholders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d) the Trustee has failed to institute such proceedings for 60 days after its receipt of such notice, request and offer of indemnity; and

(e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Majority Investors;

it being understood and intended that no one or more Noteholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Indenture, except in the manner herein provided.

If the Trustee receives conflicting or inconsistent requests and indemnity from two or more groups of Noteholders holding Notes, each evidencing less than a majority of the Notes, the Trustee shall act at the direction of the group of Noteholders holding Notes evidencing the greater amount of Notes; provided, however, that, notwithstanding any other provisions of this Indenture, if the Trustee receives conflicting or inconsistent requests and indemnity from two or more groups of Noteholders holding an equal amount of Notes, the Trustee in its sole discretion may determine what, if any, action shall be taken.

Section 5.07 Unconditional Right of Noteholders to Receive Principal and Interest.

Notwithstanding any other provision of this Indenture, other than provisions hereof limiting the right to recover amounts due on the Notes to recoveries from the Pledged Assets, the holder of any Notes shall have the absolute and unconditional right to receive payment of the principal of and interest on such Notes as such principal and interest becomes due and payable and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Noteholder.

Section 5.08 Restoration of Rights and Remedies.

If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Issuer, the Trustee and the Noteholders shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 5.09 Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.10 Delay or Omission Not a Waiver.

No delay or omission of the Trustee or any Noteholder to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or an acquiescence therein. Every right and remedy given by this Article V or by law to the Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Noteholders, as the case may be.

Section 5.11 Control by Noteholders.

Except as specifically set forth herein and subject to Section 6.03(d), the Majority Investors shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or exercising any trust or power conferred on the Trustee, provided that:

(a) such direction shall not be in conflict with any rule of law or with this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; and

(c) such direction shall be in writing;

and provided, further, that subject to Section 6.01, the Trustee need not take any action that it determines might involve it in liability or might materially adversely affect the rights of any Noteholders not consenting to such action.

Section 5.12 Waiver of Past Defaults.

Prior to the declaration of the acceleration of the maturity of the Notes as provided in Section 5.02, Noteholders holding Notes evidencing a majority of the Outstanding Amount may, on behalf of all such Noteholders, waive any past Default or Event of Default and its consequences except a Default (a) in payment of principal of or interest on the Notes or (b) in respect of a covenant or provision hereof that cannot be modified or amended without the consent of the Holder of each Note. In the event of any such waiver, the Issuer, the Trustee and the Noteholders shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 5.13 Undertaking for Costs.

All parties to this Indenture agree, and each Noteholder by such Noteholder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as the Trustee, the filing by any party litigant in such Proceeding of an undertaking to pay the costs of such Proceeding, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such Proceeding, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, the provisions of this Section 5.13 shall not apply to (a) any suit instituted by the Trustee, (b) any suit instituted by any Noteholder or group of Noteholders, in each case holding Notes evidencing in the aggregate more than 10% of the Outstanding Amount, or (c) any suit instituted by any Noteholder for the enforcement of the payment of principal of or interest on any Notes on or after the respective due dates expressed in such Notes and in this Indenture.

Section 5.14 Waiver of Stay or Extension Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever, claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.15 Action on Notes.

The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture. Neither the Lien of this Indenture nor any rights or remedies of the Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Pledged Assets or upon any of the assets of the Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.01 Duties of the Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith or negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions and calculations expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, that the Trustee, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Indenture or any Indenture Supplement, shall examine them to determine whether they substantially conform, without verification of the accuracy of any computations therein, to the requirements of this Indenture or any Indenture Supplement. The Trustee shall give prompt written notice to the Noteholders of any material lack of conformity of any such instrument to the applicable requirements of this Indenture discovered by the Trustee.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 6.01(c) shall not be construed to limit the effect of Section 6.01(a);

(ii) permissive rights of the Trustee shall not be construed as duties;

(iii) the Trustee shall not be liable for any error of judgment made in good faith by a Trustee Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iv) the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the Indenture and at the direction of the Majority Investors relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or for exercising any trust or power conferred upon the Trustee under this Indenture;

(v) no provision of this Indenture or of any Transaction Document shall require the Trustee to be responsible for the acts or omissions of the Servicer or to act as Successor Servicer until such time as it is required to act as Successor Servicer under this Indenture; and

(vi) the Trustee shall have no duty (A) to see to any recording or filing of this Indenture or any agreement referred to herein or any financing statement or continuation statement or any duty to see to the maintenance of any such recording or filing, (B) to see to any insurance or (C) to see to the payment or discharge of any tax or other governmental charge with respect to the Issuer, other than from funds in the Collection Account.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e) Each provision of this Indenture that in any way relates to the Trustee is subject to Sections 6.01(a) and (b).

(f) The Trustee shall have no responsibility or liability for investment losses on Eligible Investments, except to the extent that the institution acting as Trustee is an obligor on such Eligible Investment.

(g) For all purposes under this Indenture and the Servicing Agreement, the Trustee shall not be deemed to have notice or knowledge of any Event of Default, Servicer Default or Amortization Event unless a Trustee Officer assigned to and working in the Corporate Trust Office of the Trustee has actual knowledge thereof or has received written notice thereof. For purposes of determining the Trustee’s responsibility and liability hereunder, any reference to an Event of Default, Servicer Default or Amortization Event shall be construed to refer only to such event of which the Trustee is deemed to have notice as described in this Section 6.01(g).

(h) The Trustee shall promptly comply with the direction of the Noteholders to issue a Notice of Exclusive Control pursuant to the Deposit Account Control Agreement by and between the Issuer, Cartus, the Trustee and Mellon Bank, N.A. as Lockbox Bank.

Section 6.02 Notice of Event of Default.

Upon the occurrence of any Event of Default of which a Trustee Officer has actual knowledge or has received notice, the Trustee shall transmit by mail to all Noteholders as their names and addresses appear on the Note Register, notice of such Event of Default known to the Trustee within the later of (i) 30 days after such Event of Default occurs or (ii) ten Business Days after the Trustee receives such notice or obtains actual notice, if later.

Section 6.03 Rights of Trustee.

Except as otherwise provided in Section 6.01:

(a) The Trustee may conclusively rely and shall fully be protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, Notes or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee may (unless other evidence be herein specifically prescribed), in the absence of bad faith on its part, rely on an Officer’s Certificate of the Issuer.

(c) The Trustee may consult with counsel with respect to any action to be taken, suffered or omitted by it hereunder and the written advice of such counsel, obtained in good faith, or any Opinion of Counsel or any Tax Opinion shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith reliance thereon.

(d) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to honor the request or direction of any of the Noteholders pursuant to this Indenture (including instituting or defending any lawsuit) unless such Noteholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, Notes or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney.

(f) Subject to Section 6.13, the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, Affiliates, attorneys, custodians or nominees, and the Trustee shall not be liable for the acts of such agents, attorneys or custodians appointed by the Trustee with due care.

(g) The Trustee shall not be liable for any actions taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights conferred upon the Trustee by this Indenture.

(h) If the Trustee also is acting as Paying Agent, Authentication Agent and Transfer Agent and Registrar, the rights and protections afforded to the Trustee pursuant to this Article VI shall also be afforded to such Paying Agent, Authentication Agent and Transfer Agent and Registrar.

Section 6.04 Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture, the other Transaction Documents, the Pledged Assets, the Notes or any related document. The Trustee shall not be accountable for the use or application by the Issuer of the proceeds from the Notes.

Section 6.05 May Hold Notes.

The Trustee and any Affiliates, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, any CMS Person and their Affiliates, or any of the other parties to the Transaction Documents with the same rights it would have if it were not the Trustee or an Affiliate of the Trustee.

Section 6.06 Money Held in Trust.

Money held by the Trustee in trust hereunder need not be segregated from other funds held by the Trustee in trust hereunder except to the extent required herein or required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed upon in writing by the Trustee and the Issuer.

Section 6.07 Compensation, Reimbursement and Indemnification.

Pursuant to the Servicing Agreement, the Issuer shall direct the Servicer to pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall cause the Servicer to reimburse the Trustee for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall cause the Servicer to indemnify the Trustee against any and all loss, liability or expense (including the fees of either in-house counsel or outside counsel, but not both) incurred by it in connection with the administration of this trust and the performance of its duties hereunder and under any other Transaction Document. The Trustee shall notify the Issuer and the Servicer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer and the

Servicer shall not relieve the Issuer of its obligations hereunder unless such loss, liability or expense could have been avoided with such prompt notification and then only to the extent of such loss, expense or liability which could have been so avoided. Neither the Issuer nor the Servicer need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

When the Trustee incurs expenses after the occurrence of a Default specified in Section 5.01(e) with respect to the Issuer, the expenses are intended to constitute expenses of administration under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency or similar law.

The Trustee recognizes and agrees that it shall have no claim against the Issuer or any of the Pledged Assets, but only against the Servicer, which shall, to the exclusion of all other Persons, be responsible for all fees, reimbursements and other amounts due or to become due to the Trustee. The Trustee further acknowledges receipt of payment in full of its fees hereunder.

Section 6.08 Replacement of Trustee.

No resignation or removal of the Trustee and no appointment of a successor Trustee shall become effective until the acceptance of appointment by the successor Trustee pursuant to this Section 6.08. The Trustee may resign at any time by giving 30 days’ written notice to the Issuer. The Majority Investors may remove the Trustee by so notifying the Trustee. The Issuer shall remove the Trustee if:

(a)	the Trustee fails to comply with Section 6.11;

(b)	the Trustee is adjudged a bankrupt or insolvent; or

(c)	the Trustee otherwise becomes legally unable to act.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee (who satisfies the requirements of Section 6.11) subject to the consent of the Majority Investors.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee, the Issuer and the Servicer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to all Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Majority Investors may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 6.11, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 6.08, the Issuer’s obligations under Section 6.07 shall continue for the benefit of the retiring Trustee.

Section 6.09 Successor Trustee by Merger.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee, provided that such corporation or banking association is otherwise qualified and eligible under Section 6.11.

Section 6.10 Appointment of Co-Trustee or Separate Trustee.

(a) Notwithstanding any other provisions of this Indenture, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Pledged Assets may at the time be located, the Trustee shall have the power and may execute and deliver at any time all instruments to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the Pledged Assets, and to vest in such Person or Persons, in such capacity and for the benefit of the Noteholders, such title to the Pledged Assets or any part thereof and, subject to the other provisions of this Section 6.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 6.11, and no notice to Noteholders of the appointment of any co-trustee or separate trustee shall be required under Section 6.08. No appointment of a separate or co-trustee shall reduce or otherwise affect the Trustee’s primary fiduciary duties hereunder.

(b) Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed on the Trustee shall be conferred or imposed on, and exercised or performed by, the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Pledged Assets or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article VI. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee, its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 6.11 Eligibility; Disqualification.

The Trustee shall at all times be a corporation organized and doing business under the laws of the United States or any State thereof authorized under such laws to exercise corporate trust powers, having a combined capital and unimpaired surplus of at least $50,000,000 as set forth in its most recent published annual report of condition and having long-term unsecured debt with a rating of at least Baa3 by Moody’s and BBB- by Standard & Poor’s and subject to supervision or examination by federal or state authority, and shall satisfy the requirements for a trustee set forth in paragraph (a)(4)(i) of Rule 3a-7 under the Investment Company Act.

If at any time the Trustee ceases to be eligible in accordance with the provisions of this Section 6.11, the Trustee shall resign immediately in the manner and with the effect specified in Section 6.08.

Section 6.12 Representations and Covenants of the Trustee.

The Trustee represents, warrants and covenants that:

(a) The Trustee is duly organized and validly existing under the laws of the jurisdiction of its organization;

(b) The Trustee has full power and authority to deliver and perform this Indenture and has taken all necessary action to authorize the execution, delivery and performance by it of this Indenture and other Transaction Documents to which it is a party; and

(c) Each of this Indenture and other Transaction Documents to which it is a party has been duly executed and delivered by the Trustee and constitutes its legal, valid and binding obligation in accordance with its terms.

(d) The Trustee is eligible pursuant to Section 6.11.

Section 6.13 Custody of Pledged Assets and Other Collateral.

The Trustee shall hold such of the Pledged Assets (and any other collateral that may be granted to the Trustee) as consists of instruments, deposit accounts, negotiable documents, money, goods, letters of credit, and advices of credit in the State of New York. The Trustee shall hold such of the Pledged Assets as constitute investment property through a securities intermediary, which securities intermediary shall agree with the Trustee that (a) such investment property shall at all times be credited to a securities account of the Trustee, (b) such securities intermediary shall treat the Trustee as entitled to exercise the rights that comprise each financial asset credited to such securities account, (c) all property credited to such securities account shall be treated as a financial asset, (d) such securities intermediary shall comply with entitlement orders originated by the Trustee without the further consent of any other person or entity, (e) such securities intermediary will not agree with any person other than the Trustee to comply with entitlement orders originated by such other person, (f) such securities accounts and the property credited thereto shall not be subject to any lien, security interest, right of set-off in favor of such securities intermediary or anyone claiming through it (other than the Trustee), and (g) such agreement shall be governed by the laws of the State of New York. Terms used in the preceding sentence that are defined in the NYUCC and not otherwise defined herein shall have the meaning set forth in the NYUCC. Except as permitted by this Section 6.13, the Trustee shall not hold Pledged Assets through an agent or a nominee.

ARTICLE VII

NOTEHOLDERS’ LIST AND REPORTS BY TRUSTEE

Section 7.01 Issuer to Furnish Trustee Names and Addresses of Noteholders.

The Issuer shall furnish or cause the Transfer Agent and Registrar to furnish to the Trustee (a) upon each transfer of a Notes, a list of the names, addresses and taxpayer identification numbers of the Noteholders as they appear on the Note Register as of such Record Date, in such form as the Trustee may reasonably require, and (b) at such other times as the Trustee may request in writing, within 10 days after receipt by the Issuer of any such request, a list of similar form and content as of a date not more than 10 days prior to the time such list is furnished; provided, however, that if the Trustee is the Transfer Agent and Registrar, the Trustee shall furnish to the Issuer such list in the same manner prescribed in clause (b) above.

Section 7.02 Preservation of Information.

If the Trustee is not the Transfer Agent and Registrar, the Trustee shall preserve the names, addresses and taxpayer identification numbers of the Noteholders contained in the most recent list furnished to the Trustee as provided in Section 7.01. The Trustee may destroy any list furnished to it as provided in Section 7.01 upon receipt of a new list so furnished.

ARTICLE VIII

ALLOCATION AND APPLICATION OF POOL COLLECTIONS AND FEE COLLECTIONS

Section 8.01 Collection of Money. Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all money and other property payable to or receivable by the Trustee pursuant to this Indenture. The Trustee shall hold all such money and property received by it in trust for the Noteholders and shall apply it as provided in this Indenture. Except as otherwise expressly provided in this Indenture, if any default occurs in the making of any payment or performance under the Servicing Agreement or any other Transaction Document, the Trustee may, and upon the request of the Majority Investors shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. Any such action shall be without prejudice to any right to claim an Event of Default under this Indenture and to proceed thereafter as provided in Article V.

Section 8.02 Rights of Noteholders.

The Notes shall represent limited recourse obligations of the Issuer secured by the Pledged Assets, including the right to receive Pool Collections and Fee Collections and other amounts at the times and in the amounts specified in this Article VIII to be deposited in Collection Account. The Notes do not represent obligations of, or interests in, Cartus, CRC or the Servicer. The Notes are limited in right of payment to Pool Collections and Fee Collections on the Pledged Assets and other assets of the Issuer allocable to the Notes as provided herein.

Section 8.03 Establishment of Collection Account. The Collection Account shall be established and maintained in accordance with the provisions of the Servicing Agreement. Funds on deposit in any subaccount of the Collection Account shall not be commingled with (i) funds on deposit in any other subaccount of the Collection Account or (ii) funds on deposit in the Collection Account which have not been allocated to any subaccount of the Collection Account.

Section 8.04 Pool Collections and Fee Collections and Allocations.

(a) The Issuer shall cause the Servicer to deposit Pool Collections and Fee Collections into the Collection Account as promptly as possible after the receipt in a Lockbox Account of such Pool Collections or Fee Collections, as applicable, but in no event later than the second Business Day following the receipt in a Lockbox Account of such Pool Collections or Fee Collections. Notwithstanding the foregoing, unless and until the Purchaser has notified the Issuer and the Servicer that, at the Administrative Agent’s sole discretion, it no longer consents to the following, the Servicer may instruct the Trustee to transfer funds on deposit in the Collection Account to the Servicer, and such amounts may be commingled with other general collections of the Servicer and re-deposited in the Collection Account no later than one Business Day prior to the related Distribution Date.

(b) The Issuer agrees that if any Pool Collections or Fee Collections are received by the Issuer in an account other than the Collection Account, such monies, instruments, cash and other proceeds will not be commingled by the Issuer with any of its other funds or property, if any, but will be held separate and apart therefrom and will be held in trust by the Issuer for, and immediately remitted to, the Trustee, with any necessary endorsement.

(c) (i) Prior to the allocation of funds as set forth in clause (ii), the Trustee shall make the distributions set forth in Sections 3.02(c)(vi), 3.12 and 3.14(b) of the Servicing Agreement.

(ii) After making the distributions set forth in clause (i), the Trustee shall allocate all funds on deposit in the Collection Account as set forth in Section 9.04.

(d) Prior to the close of business on each Deposit Date, the Servicer shall direct the Trustee to allocate Collections in the amounts and according to the priority set forth below pursuant to Section 8.04:

(i) (A) If the amount of funds on deposit in the Expense Subaccount on such Deposit Date is less than the Required Amount for such Deposit Date (excluding any amounts deposited in the Expense Subaccount during the preceding Monthly Period that are being held for distribution on the next Distribution Date or Interest Payment Date), from the Collection Account to the Expense Subaccount an amount equal to the lesser of (A) the amount of such deficiency or (B) the Collections on such Deposit Date;

     (B) If the amount of funds on deposit in the Expense Subaccount on such Deposit Date (excluding any amounts deposited in the Expense Subaccount during the preceding Monthly Period that are being held for distribution on the next succeeding Distribution Date or Interest Payment Date) exceeds the Required Amount for such Deposit Date, and subject to clause (iii) below, from the Expense Subaccount an amount equal to such excess to be treated as Collections for distribution in accordance with this Section 8.04(d);

(ii) During the Revolving Period, and during the Amortization Period after the Series 2002-1 Notes have been paid in full, to the Administrative Agent an amount equal to any other amounts (other than principal and interest owed under the Series 2002-1 Notes) owed by the Issuer pursuant to the Note Purchase Agreement;

(iii) To the Expense Subaccount, the Monthly Servicing Fee to be distributed on such Distribution Date plus any Monthly Servicing Fee previously accrued with respect to any Monthly Period and unpaid;

(iv) During the Amortization Period, to the Principal Subaccount, the Collections on such Deposit Date (after giving effect to the transfers set forth in clauses (i), (ii) and (iii) above); provided, however, that the aggregate amount deposited into the Principal Subaccount pursuant to this clause on any Deposit Date shall not exceed the Outstanding Amount on the immediately preceding Business Day;

(v) all remaining Collections to the Issuer;

provided, however, that if any event giving rise to a Funding Termination Date has occurred and is continuing, or the release of funds to the Issuer would result in a Funding Termination Date or would otherwise result in the occurrence of an event that, with the passage of time or the giving of notice or both, would become any event giving rise to a Funding Termination Date, all remaining Collections shall be transferred to the Principal Subaccount.

(e) On each Deposit Date, the Trustee shall pay to the Issuer the remaining funds, if any, on deposit in the Collection Account on such Deposit Date after giving effect to transfers to be made pursuant to Section 8.04(c).

Section 8.05 Release of Pledged Assets.

(a) The Trustee may, and when required by the provisions of this Indenture or the other Transaction Documents shall, with the consent of the Administrative Agent, execute instruments to release property from the Lien of this Indenture, or convey the Trustee’s interest in the same, in a manner and under circumstances that are not inconsistent with the provisions of this Indenture or the Transaction Documents. No party relying on an instrument executed by the Trustee as provided in this Article VIII shall be bound to ascertain the Trustee’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.

(b) The Trustee shall, at such time as there are no Notes outstanding, release and transfer, without recourse, representation or warranty, all of the Pledged Assets that secured the Notes (other than any cash held for the payment of the Notes pursuant to Section 4.02) to the Issuer.

Section 8.06 Officer’s Certificate.

The Issuer shall provide the Trustee and the Administrative Agent with at least seven days’ prior written notice when requesting the Trustee to take any action pursuant to Section 8.05(a), which notice shall be accompanied by copies of any instruments involved, and the Trustee shall also require, as a condition to such action, an Officer’s Certificate and Opinion of Counsel stating that such action is authorized hereunder and under the Transaction Documents and will not materially and adversely impair the security for the Notes or the rights of the Noteholders under this Indenture. The Trustee may rely, without independent investigation, on the accuracy and validity of any certificate or other instrument delivered to the Trustee in connection with any such action.

Section 8.07 Money for Notes Payments to Be Held in Trust.

All payments of amounts due and payable with respect to the Notes that are to be made from amounts withdrawn from the Collection Account shall be made on behalf of the Issuer by the Trustee or by the Paying Agent, and no amounts so withdrawn from the Collection Account shall be paid over to or at the direction of the Issuer except as provided in this Section 8.07 or Section 8.04(d).

ARTICLE IX

DISTRIBUTIONS AND REPORTS TO NOTEHOLDERS

Section 9.01 Determination of Interest and Monthly Interest.

(a) The amount of interest distributable from the Expense Subaccount with respect to the Series 2002-1 Notes on any Interest Payment Date shall be an amount equal to the product of (i) a fraction, the numerator of which is the actual number of days in the Interest Period then ending and the denominator of which is 360, multiplied by (ii) the Tranche Rate in effect with respect to the related Tranche and multiplied by (iii) the Outstanding Tranche Amount of the related Tranche as of the close of business on the last day of the related Interest Period. The portion of the Outstanding Amount allocable to any Tranche and the related amount of the interest due on each Interest Payment Date shall be determined by the Administrative Agent and notified by the Administrative Agent to the Servicer and the Trustee in accordance with the procedures set forth in the Note Purchase Agreement.

(b) The “Monthly Interest” for any Distribution Date shall mean the sum of the aggregate unpaid amount, if any, of all unpaid interest that became due and owing under Section 9.01(a) for each Tranche on any Interest Payment Date occurring since the immediately preceding Distribution Date plus accrued and unpaid interest on any such unpaid amounts at the applicable Series 2002-1 Tranche Rate plus, without duplication, if such Distribution Date is also an Interest Payment Date, the amount of interest due and owing as of such Distribution Date in accordance with Section 9.01(a). On the third Business Day preceding each Distribution Date, the Servicer shall determine the excess (the “Interest Shortfall”), if any, of (x) the Monthly Interest for such Distribution Date over (y) the aggregate amount of funds allocated and available to pay such Monthly Interest on such Distribution Date. If the Interest Shortfall with respect to any Distribution Date is greater than zero, then on each subsequent Distribution Date until such Interest Shortfall is fully paid, an additional amount (“Additional Interest”) equal to the product of (A) a fraction, the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360 multiplied by (B) the applicable Series 2002-1 Tranche Rate multiplied by (C) such Interest Shortfall (or the portion thereof that has not been paid to the Series 2002-1 Noteholders shall be payable as provided herein with respect to the Series 2002-1 Notes. Notwithstanding anything herein to the contrary, Additional Interest shall be payable or distributed only to the extent permitted by applicable law. From and after the calculation of any Interest Shortfall, Monthly Interest shall be calculated without duplication of any amounts included in the calculation of Additional Interest.

Section 9.02 Determination of Principal Distribution. On any Interest Payment Date for any Tranche (i) during the Revolving Period, if there are funds on deposit in the Principal Subaccount, and (ii) during the Amortization Period, the Trustee, in accordance with the written instructions of the Servicer, shall distribute from the Principal Subaccount, for application to reduce the Outstanding Amount, an amount of principal (the “Monthly Principal”) equal to the amount on deposit in the Principal Subaccount.

Section 9.03 [Reserved]

Section 9.04 Application of Series 2002-1 Collections. On each Interest Payment Date or Distribution Date, as applicable, the Servicer shall instruct the Trustee in writing (such writing to be substantially in the form of Exhibit B unless otherwise agreed) to apply amounts on deposit in the Collection Account (and any subaccount thereof) as follows:

(a) On each Interest Payment Date, to withdraw from the amounts on deposit in the Expense Subaccount of the Collection Account an amount equal to the amount of interest then due and owing on the Series 2002-1 Notes in accordance with Section 9.01(a) and to distribute such interest to the Series 2002-1 Noteholders pursuant to Section 5.04.

(b) On each Distribution Date, to transfer amounts on deposit in the Expense Subaccount of the Collection Account in the following order of priority:

(i) An amount equal to the sum of (A) Monthly Interest, if any, for such Distribution Date plus (B) any Interest Shortfall previously accrued and not reimbursed plus (C) any Additional Interest previously accrued and not reimbursed shall be distributed to the Series 2002-1 Noteholders on such Distribution Date pursuant to Section 5.04;

(ii) An amount equal to the Monthly Program Fees for such Distribution Date, together with all accrued and unpaid Yield Protection Amounts, Breakage Amounts and Indemnity Amounts shall be distributed to the Administrative Agent; and

(iii) An amount equal to the sum of (A) the Monthly Servicing Fee for such Distribution Date plus (B) any Monthly Servicing Fee previously accrued and not paid pursuant to this Section 9.04(b)(iii) shall be distributed to the Servicer.

(c) On each Interest Payment Date for each Tranche, to transfer an amount equal to the Monthly Principal for such Interest Payment Date for such Tranche from the Principal Subaccount to the Series 2002-1 Noteholder on such Distribution Date pursuant to Section 5.04.

Section 9.05 Expense Subaccount.

(a) The Issuer, for the benefit of the Series 2002-1 Noteholder, shall establish and maintain with the Trustee or its nominee in the name of the Trustee, the Expense Subaccount, which shall be a subaccount of the Collection Account (the “Expense Subaccount”). The Trustee shall possess all right, title and interest in all monies, instruments, investment property and other property credited from time to time to the Expense Subaccount (and any subaccount thereof) and in all proceeds, earnings, income, revenue, dividends and distributions thereof for the benefit of the Series 2002-1 Noteholder. The Expense Subaccount shall be under the sole dominion and control of the Trustee for the benefit of the Series 2002-1 Noteholder. Pursuant to the authority granted to the Servicer in Article III of the Servicing Agreement, the Servicer shall have the power, revocable by the Trustee, to instruct the Trustee to make withdrawals and payments from the Expense Subaccount for the purposes of making the payments required under Section 9.04.

(b) Funds on deposit in the Expense Subaccount shall be invested in Eligible Investments accordance with the written instructions of the Servicer pursuant to Section 4.01 of the Servicing Agreement and Section 6.13 of the Indenture. The Trustee shall bear no responsibility or liability for any losses resulting from investment or reinvestment of any funds in accordance with this Section 9.05(b) nor for the selection of Eligible Investments, except with respect to investments on which the institution acting as Trustee is an obligor.

Section 9.06 Principal Subaccount.

(a) The Issuer, for the benefit of the Noteholders, shall establish and maintain with the Trustee or its nominee in the name of the Trustee, the Principal Subaccount, which shall be a subaccount of the Collection Account (the “Principal Subaccount”). The Trustee shall possess all right, title and interest in all monies, instruments, investment property and other property credited from time to time to the Principal Subaccount (and any subaccount thereof) and in all proceeds, earnings, income, revenue, dividends and distributions thereof for the benefit of the Series 2002-1 Noteholder. The Principal Subaccount shall be under the sole dominion and control of the Trustee for the benefit of the Noteholders. Pursuant to the authority granted to the Servicer in Article III of the Servicing Agreement, the Servicer shall have the power, revocable by the Trustee, to instruct the Trustee to make withdrawals and payments from the Principal Subaccount for the purposes of making the payments required under Section 9.04.

(b) Funds on deposit in the Principal Subaccount shall be invested in accordance with Section 4.01 of the Servicing Agreement and Section 6.13 of the Indenture. The Trustee shall bear no responsibility or liability for any losses resulting from investment or reinvestment of any funds in accordance with this Section 9.06(b) nor for the selection of Eligible Investments, except with respect to investments on which the institution acting as Trustee is an obligor.

(c) The Trustee shall withdraw and transfer funds on deposit in the Principal Subaccount on each Business Day during the Revolving Period to, or at the direction of, the Issuer if no Asset Amount Deficiency has occurred and is continuing and no Amortization Event or Unmatured Amortization Event has occurred or would result from such withdrawal. Unless the Trustee has been otherwise notified by the Administrative Agent, the Trustee is entitled to rely upon a written statement of the Servicer to determine whether or not an Asset Amount Deficiency has occurred and is continuing. Any such transfer to the Issuer shall be made free and clear of the lien of the Indenture and without compliance with Section 13.01(b) of the Indenture. It is expressly understood that, during the Amortization Period, the Trustee shall not withdraw funds on deposit in the Principal Subaccount except to fund payments of Monthly Principal under Section 9.02 and, after the Series 2002-1 Note has been paid in full, to fund any other payments owed under Section 8.04 in the order of priority set forth therein.

Section 9.07 Investment Instructions. Any investment instructions required to be given to the Trustee pursuant to the terms hereof must be given to the Trustee no later than 11:00 a.m. (New York City time) on the date such investment is to be made; provided, however, that if such investment is in commercial paper, instructions must be given to the Trustee prior to 10:00 a.m. (New York City time). If the Trustee receives such investment instruction later than such time, the Trustee may, but shall have no obligation to, make such investment. If the Trustee is unable to make an investment required in an investment instruction received by the Trustee after 11:00 a.m. (or 10:00 a.m. in the case of commercial paper) (New York City time) on such day, such investment shall be made by the Trustee on the next succeeding Business Day. In no event shall the Trustee be liable for any investment not made pursuant to investment instructions received after 11:00 a.m. (New York City time) on the day such investment is requested to be made.

ARTICLE X

AMORTIZATION EVENTS

Section 10.01 Amortization Events. Upon the occurrence and continuance of any of the following events:

(a) (i) failure on the part of the Issuer to pay principal of and interest on the Series 2002-1 Notes in full on or before the Final Stated Maturity Date, or to pay Monthly Principal to the extent required under Section 9.04, or to pay accrued interest on the Series 2002-1 Notes in full on any Interest Payment Date, or to pay accrued Monthly Program Fees on any Distribution Date or to pay Breakage Amounts, Yield Protection Amounts or Indemnity Amounts as and when due, and such failure remains unremedied for five Business Days, or (ii) failure on the part of the Issuer duly to perform or observe the covenants and agreements set forth in Sections 3.02(e) or 3.03, or (iii) failure on the part of the Issuer duly to perform or observe any other covenants or agreements of the Issuer set forth herein, which failure has a Material Adverse Effect on the rights of the Holders of the Series 2002-1 Notes and which failure continues unremedied for a period of 30 days, in each case, after the date of such failure;

(b) (i) any of the representations and warranties made by the Issuer in Section 3.01(d) or 3.01(e), proves to have been incorrect in any material respect when made, or (ii) any representation or warranty made by the Issuer herein proves to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of 30 days, in each case, after the date on which an Authorized Officer of the Issuer knew or with reasonable diligence would have known of such failure;

(c) a Servicer Default has occurred under the Servicing Agreement and remains unremedied for a period of five Business Days;

(d) a CRC Purchase Termination Event under the CRC Purchase Agreement or KF Purchase Termination Event under the Receivables Purchase Agreement or the Fee Receivables Purchase Agreement has occurred and, in each case, remains unremedied for a period of five Business Days;

(e) an Event of Default or any of the following shall have occurred: (i) the failure of the Purchaser or any Liquidity Party to receive any amount required to be paid pursuant to any of the Transaction Documents and the continuance of such failure for three Business Days, (ii) an Asset Amount Deficiency, or (iii) 60 days following notification from the Seller delivered to the Purchaser and the Administrative Agent.;

(f) the failure to vest and maintain in the Trustee a perfected first priority security interest in the Pledged Assets;

(g) an Event of Bankruptcy shall occur with respect to the Issuer, the Performance Guarantor, Cartus or CRC;

(h) Failure of the Servicer or the Performance Guarantor to pay any principal and/or interest in respect of any Indebtedness under the Realogy Credit Agreement or under any other indenture or agreement governing any Indebtedness the principal amount of which exceeds $25,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument governing such Indebtedness; or (ii) the default by the Servicer or the Performance Guarantor in the performance of any term, provision or condition contained in any agreement described in clause (i) above, or the existence of any event or condition with respect to any Indebtedness arising under any such agreement, if the effect of such default, event or condition is to cause, or permit the holder of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity, including without limitation the occurrence of any “Event of Default” under the Realogy Credit Agreement; or (iii) any Indebtedness of the Servicer or the Performance Guarantor in a principal amount exceeding $25,000,000 shall be declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment or a mandatory redemption or prepayment provision) prior to the scheduled date of maturity thereof;

(i) exclusive control of any Lockbox Account has not been transferred to the Administrative Agent upon request;

(j) the Three Month Rolling Fee Concession Ratio shall exceed 1.5%;

(k) the Three Month Rolling Default Ratio shall exceed 12.5%;

(l) the Three Month Average Loss-to-Acquisition Value Ratio shall exceed 10.0%;

(m) any Pool Relocation Management Agreement is terminated for any reason, if the aggregate Unpaid Balance of Receivables arising under such Pool Relocation Management Agreement represent more than 30% of the Aggregate Receivables Balance, in each case as of the date such Pool Relocation Management Agreement is terminated;

(n) Either the Three Month Weighted Average Inventory Hold Period exceeds 150 days or the Six-Month Weighted Average Inventory Hold period exceeds 135 days;

(o) Realogy shall have breached its obligations under any financial covenants included in the Realogy Credit Agreement; or

(p) the Realogy Guaranty is rescinded or the Performance Guarantor shall deny that it has liability thereunder) or shall for any reason cease to be the valid, binding and enforceable general obligation of the Performance Guarantor; or the Performance Guarantor shall default in the payment or performance of any of its debts, duties, liabilities or obligations under the Realogy Guaranty; or

(q) A Change of Control shall have occurred;

then, (i) in the case of any event described in clauses (a) through (e) and (h) through (q), an “Amortization Event” will be deemed to have occurred only if, after the applicable grace period, if any, set forth in such clauses, either the Trustee (at the direction of the Holders of not less than a majority of the Outstanding Amount) or the Holders of not less than a majority of the Outstanding Amount by notice then given in writing to the Issuer and the Servicer (and to the Trustee if given by the Series 2002-1 Noteholder) declare that an Amortization Event has occurred as of the date of such notice and (ii) in the case of either event described in clauses (f), or (g), an Amortization Event shall occur immediately upon the occurrence of such event without any notice or other action on the part of the Trustee or the Series 2002-1 Noteholders.

[END OF ARTICLE X]

ARTICLE XI

SUPPLEMENTAL INDENTURES

Section 11.01 Supplemental Indentures Without Consent of Noteholders.

Without the consent of the Holders of any Notes, the Issuer, the Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar, at any time and from time to time, may enter into an indenture or indentures supplemental hereto for any of the following purposes:

(i) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or better to assure, convey and confirm to the Trustee any property subject, or required to be subjected, to the lien of this Indenture, or to subject to the lien of this Indenture additional property;

(ii) to add to the covenants of the Issuer, for the benefit of the Holders of the Notes, or to surrender any right or power herein conferred upon the Issuer;

(iii) to convey, transfer, assign, mortgage or pledge any property to or with the consent of the Trustee;

(iv) to cure any ambiguity, to correct or supplement any provision herein or in any supplemental indenture that may be inconsistent with any other provision herein or in any supplemental indenture or to make any other provisions with respect to matters or questions arising under this Indenture or in any supplemental indenture; or

(v) to evidence and provide for the acceptance of the appointment hereunder by a successor trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the Pledged Assets hereunder by more than one trustee, pursuant to the requirements of Article VI.

The Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar are hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained.

Section 11.02 Supplemental Indentures with Consent of Noteholders.

The Issuer, the Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar also, with the consent of the Majority Investors, by Act of such Holders delivered to the Issuer and the Trustee, may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Noteholders. Notwithstanding the foregoing, no supplemental indenture shall, without the consent of Holders of 100% of the Outstanding Amount of the Outstanding Notes:

(a) change the due date of any payment of principal of or interest on any Notes, or reduce the principal amount thereof, the interest rate specified thereon or the redemption price with respect thereto or change any place of payment where, or the coin or currency in which, any Notes or any interest thereon is payable;

(b) impair the right to institute suit for the enforcement of the provisions of this Indenture requiring the application of funds available therefor to the payment of any such amount due on the Notes on or after the respective due dates thereof, as provided in Article V (or, in the case of redemption, on or after the Redemption Date);

(c) reduce the percentage that constitutes a majority of the Outstanding Amount of the Notes the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences as provided for in this Indenture;

(d) reduce the percentage of the Outstanding Amount of the Notes which is required to direct the Trustee to sell or liquidate the Pledged Assets if the proceeds of such sale would be insufficient to pay the principal amount and accrued but unpaid interest on the Outstanding Notes;

(e) decrease the percentage of the aggregate principal amount of the Notes required to amend the sections of this Indenture that specify the applicable percentage of the aggregate principal amount of the Notes necessary to amend the Indenture or any Transaction Documents that require such consent;

(f) modify or alter the provisions of this Indenture regarding the voting of Notes held by the Issuer, any other obligor on the Notes, the Servicer or any Affiliate of any of the foregoing Persons;

(g) permit the creation of any Lien ranking prior to, junior to, or on a parity with the lien of this Indenture with respect to any part of the Pledged Assets for any Notes or, except as otherwise permitted or contemplated herein, terminate the lien of this Indenture on any such Pledged Assets at any time subject hereto or deprive the Holder of any Notes of the security provided by the lien of this Indenture; or

(h) issue additional Series of Notes under this Indenture.

It shall not be necessary for any Act of Noteholders under this Section 11.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Promptly after the execution by the Issuer, the Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar of any Supplement Indenture pursuant to this Section 11.02, the Paying Agent shall mail to the Holders of the Notes to which such supplemental indenture relates written notice setting forth in general terms the substance of such supplement indenture; provided, however, that any failure of the Paying Agent to mail such notice, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture.

Section 11.03 Execution of Supplemental Indentures.

In executing, or permitting the additional trusts created by any supplemental indenture permitted by this Article X or the modification thereby of the trusts created by this Indenture, the Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar shall be entitled to receive, and subject to Section 6.01, shall be fully protected in relying on, an Officer’s Certificate stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture that affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise. The Paying Agent, the Authentication Agent and the Transfer Agent and Registrar, as the case may be, may, but shall not be obligated to, enter into any such supplemental indenture that affects their respective rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 11.04 Effect of Supplemental Indenture.

Upon the execution of any supplemental indenture under this Article X, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes, and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 11.05 Reference in Notes to Supplemental Indentures.

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article X may, and if required by the Authentication Agent shall, bear a notation in form approved by the Trustee and the Authentication Agent as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes modified so as to conform, in the opinion of the Trustee and the Authentication Agent and the Issuer, to any such supplemental indenture may be prepared and executed by the Issuer and authenticated and delivered by the Authentication Agent in exchange for the Outstanding Notes.

ARTICLE XII

MANDATORY REDEMPTION; OPTIONAL REDEMPTION OF NOTES

Section 12.01 [Reserved].

Section 12.02 Optional Redemption of Notes.

(a) On any Business Day occurring on or after the date on which the Outstanding Amount is reduced to an amount equal to or less than 10% of the Initial Outstanding Amount, the Issuer shall have the option to redeem the Series 2002-1 Note, at a redemption price equal to (i) if such day is a Distribution Date, the Redemption Price for such Distribution Date or (ii) if such day is not a Distribution Date, the Redemption Price for the immediately succeeding Distribution Date.

(b) The Issuer shall give the Servicer and the Trustee at least 30 days prior written notice of the date on which the Issuer intends to exercise such optional redemption. Not later than 12:00 noon, New York City time, on such day the Issuer shall deposit into (a) the Principal Subaccount in immediately available funds the excess of the principal portion of the Redemption Price over the amount, if any, on deposit in the Principal Subaccount and (b) the Expense Subaccount in immediately available funds the excess of the interest portion of the Redemption Price over the amount, if any, of the Monthly Interest on deposit in the Expense Subaccount. Upon payment and distribution of the Redemption Price and the reduction in the Outstanding Amount to zero, the Series 2002-1 Noteholder shall have no further interest in the Pledged Assets. The Redemption Price shall be distributed as set forth in Section 9.04.

[END OF ARTICLE XII]

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Compliance Certificates and Opinions, etc.

(a) Upon any application or request by the Issuer to the Trustee to take any action under any provision of this Indenture or any other Transaction Document, the Issuer shall furnish to the Trustee (i) an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with, (ii) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with and (iii) an Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 13.01, except that, in the case of any such application or request as to which the furnishing of specific documents is required by any provision of this Indenture, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that each signatory of such certificate or opinion has read or has caused to be read such covenant or condition and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such signatory, such signatory has made such examination or investigation as is necessary to enable such signatory to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each such signatory, such condition or covenant has been complied with.

(b) (i) Prior to the deposit of any Pledged Assets or other property or securities with the Trustee that is to be made the basis for the release of any property or securities subject to the lien of this Indenture, the Issuer shall, in addition to any obligation imposed in Section 13.01(a) or elsewhere in this Indenture, furnish to the Trustee an Officer’s Certificate certifying or stating the opinion of each person signing such certificate as to the fair value (within 90 days of such deposit) to the Issuer of the Pledged Assets or other property or securities to be so deposited.

(ii) Whenever the Issuer is required to furnish to the Trustee an Officer’s Certificate certifying or stating the opinion of any signer thereof as to the matters described in clause (i) above, the Issuer also shall deliver to the Trustee an Independent Certificate as to the same matters, if the fair value to the Issuer of the securities to be so deposited and of all other such securities made the basis of any such withdrawal or release since the commencement of the then-current fiscal year of the Issuer, as set forth in the certificates delivered pursuant to clause (i) above and this clause (ii), is 10% or more of the Outstanding Amount of the Notes, but such a certificate need not be furnished with respect to any securities so deposited if the fair value thereof to the Issuer as set forth in the related Officer’s Certificate is less than 10% of the Outstanding Amount of the Notes.

(iii) Other than as provided in the Granting Clause, whenever any property or securities are to be released from the lien of this Indenture, the Issuer also shall furnish to the Trustee an Officer’s Certificate certifying or stating the opinion of each person signing such certificate as to the fair value (within 90 days of such release) of the property or securities proposed to be released and stating that in the opinion of such person the proposed release will not impair the security under this Indenture in contravention of the provisions hereof.

(iv) Whenever the Issuer is required to furnish to the Trustee an Officer’s Certificate certifying or stating the opinion of any signer thereof as to the matters described in clause (iii) above, the Issuer also shall furnish to the Trustee an Independent Certificate as to the same matters if the fair value of the property or securities and of all other property, other than as provided in the Granting Clause, or securities released from the lien of this Indenture since the commencement of the then current calendar year, as set forth in the certificates required by clause (iii) above and this clause (iv), equals 10% or more of the Outstanding Amount of the Notes, but such certificate need not be furnished in the case of any release of property or securities if the fair value thereof as set forth in the related Officer’s Certificate is less than 10% of the then Outstanding Amount of the Notes.

(v) Notwithstanding any provision of this Section 13.01, the Issuer may (A) collect, liquidate, sell or otherwise dispose of Receivables as and to the extent permitted or required by the Transaction Documents and (B) make cash payments out of the Accounts as and to the extent permitted or required by the Transaction Documents, and the provisions of the Granting Clause shall apply.

Section 13.02 Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of a Responsible Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such officer’s certificate or opinion is based are erroneous. Any such certificate of a Responsible Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Servicer or the Issuer, stating that the information with respect to such factual matters is in the possession of the Servicer or the Issuer, unless such Responsible Officer or counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

In any case in which any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture, in connection with any application or certificate or report to the Trustee, it is provided that the Issuer shall deliver any document as a condition of the granting of such application or as evidence of the Issuer’s compliance with any term hereof, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Issuer to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Trustee’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article VI.

Section 13.03 Acts of Noteholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by an agent duly appointed in writing and satisfying any requisite percentages as to the minimum number or Dollar value of outstanding principal amount represented by such

Noteholders; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, to the extent hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 13.03.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of every Notes issued upon the registration thereof in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Notes.

Section 13.04 Notices to Issuer, Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at, sent by facsimile to, sent by courier at or mailed by certified or registered mail, return receipt requested, to (a) in the case of the Issuer, to 40 Apple Ridge Road, Suite 4C68, Danbury, Connecticut 06810, Attention: Controller, (b) in the case of the Trustee, to the Corporate Trust Office and (c) in the case of the Paying Agent, the Authentication Agent or the Transfer Agent and Registrar, to the Corporate Trust Office; or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

Section 13.05 Notices to Noteholders; Waiver.

In any case in which this Indenture provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed by registered or certified mail or first class postage prepaid or national overnight courier service to each Noteholder affected by such event, at the Noteholder’s address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. If notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Person shall affect the sufficiency of such notice with respect to other Persons, and any notice that is mailed in the manner herein provided shall conclusively be presumed to have been duly given.

In any case in which this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Trustee (with a copy to the Paying Agent), but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

If, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee or the Paying Agent, as the case may be, shall be deemed to be a sufficient giving of such notice.

Section 13.06 Alternate Payment and Notice Provisions.

Notwithstanding any provision of this Indenture or any of the Notes to the contrary, the Issuer, with the consent of the Paying Agent, may enter into any agreement with any Holder of a Notes providing for a method of payment, or notice by the Trustee or any Paying Agent to such Holder, that is different from the methods provided for in this Indenture for such payments or notices. The Issuer shall furnish to the Trustee or/and the Paying Agent a copy of each such agreement and the Paying Agent or the Trustee, as the case may be, shall cause payments to be made and notices to be given in accordance with such agreements.

Section 13.07 Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 13.08 Successors and Assigns.

All covenants and agreements in this Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 13.09 Separability.

If any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.10 Benefits of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Noteholders, any benefit.

Section 13.11 Legal Holidays.

If the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes or this Indenture) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and no interest shall accrue for the period from and after any such nominal date.

Section 13.12 GOVERNING LAW.

THE INDENTURE AND EACH NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 13.13 Counterparts.

This Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 13.14 No Petition.

The Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar, by entering into this Indenture, and each Noteholder, by accepting a Notes, hereby covenant and agree that they will not at any time institute against the Issuer or CRC, or join in any institution against the Issuer or CRC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to the Notes, this Indenture or any of the Transaction Documents until the expiration of one year and one day after payment in full of the latest maturing Notes issued by the Issuer under this Indenture. This Section shall survive termination of the Indenture.

Section 13.15 Conversion. Notwithstanding any covenants in this Agreement requiring Cartus or CRC to maintain its “corporate existence”, such entity may elect to convert their status from that of a Delaware corporation to that of a Delaware limited liability company, either by filing a certificate of conversion with the Delaware Secretary of State or by merging with and into a newly formed Delaware limited liability company (such conversion or merger, as applicable, being herein called a “Conversion”) subject to the conditions that:

(a) (x) the Person formed by such Conversion (any such Person, the “Surviving Entity”) is an entity organized and existing under the laws of the United States of America or any State thereof, (y) such Surviving Entity expressly assumes, by an agreement in form and substance satisfactory to the Issuer and its assignees, performance of every covenant and obligation of its predecessor entity under the Transaction Documents to which such predecessor entity is a party and (z) such Surviving Entity delivers to the other parties to that certain Fifth Omnibus Amendment dated as of April 10, 2007 (such parties, the “Amendment Parties”) an opinion of counsel that such Surviving Entity is duly organized and validly existing under the laws of its organization, has duly executed and delivered such supplemental agreement, and such supplemental agreement is a valid and binding obligation of such Surviving Entity, enforceable against such Surviving Entity in accordance with its terms (subject to customary exceptions relating to bankruptcy and equitable principles) and covering such other matters as the Amendment Parties may reasonably request;

(b) all actions necessary to maintain the perfection of the security interests or ownership interests created by such entity under the Transaction Documents in favor of CRC or the Issuer shall have been taken, as evidenced by an opinion of counsel reasonably satisfactory to the Amendment Parties;

(c) if such entity is the Servicer, no Servicer Default or Unmatured Servicer Default is then occurring or would result from such Conversion;

(d) in the case of a Conversion of CRC, (x) the organizational documents of any Surviving Entity with respect to CRC shall contain limitations on its business activities and requirements for independent directors or managers substantially equivalent to those set forth in its current organizational documents, and (y) Orrick Herrington & Sutcliffe or other counsel reasonably satisfactory to the other Amendment Parties shall have delivered an opinion of counsel reasonably satisfactory to the other Amendment Parties that such Conversion will not in and of itself alter the conclusions set forth in its opinions previously issued in connection with the Transaction Documents with respect to true sale matters, substantive consolidation matters and bankruptcy issues relating to “home sale proceeds” to the extent relating to CRC; and

(e) each Amendment Party shall have received such other documents as such Amendment Party may reasonably request.

In connection with any such Conversion and the resulting change in name of such entity, Cartus and CRC shall be required to comply with the name change covenants in the Transaction Documents, except that to the extent 30 days prior written notice of the name change is required, such notice period shall be reduced to five Business Days.

From and after any such Conversion effected in compliance with the above conditions: (a) all references in the Transaction Documents to any Person which has altered its corporate structure to become a limited liability company shall be deemed to be references to the Surviving Entity as successor to such Person; (b) all representations, warranties and covenants in the Transaction Documents which state that any of Cartus or CRC is or is required to be a corporation shall be deemed to permit and require the Surviving Entity to be a limited liability company; (c) all references to such Person’s certificate of incorporation, other organizational documents, capital stock, corporate action or other matters relating to its corporate form will be deemed to be references to the Surviving Entity’s organizational documents and analogous matters relating to limited liability companies; (d) all references to such Person’s directors or independent directors will be deemed to be references to the Surviving Entity’s directors, independent directors, managers or independent managers, as the case may be and (e) no representation, warranty or covenant in any Transaction Document shall be deemed to be breached or violated solely as a result of the fact that the Surviving Entity in any Conversion may be disregarded as a separate entity for federal, state or local income tax purposes.

Section 13.16 Release and Sale of FDIC/USPS Receivables. The parties hereto acknowledge and agree that each of Cartus, CRC and the Issuer intends to enter into an assignment agreement (such agreement, the “Kenosia Assignment Agreement”) whereby each of Cartus, CRC and the Issuer will sell to Cartus Financial Corporation (“CFC”) all of its right, title and interest, if any, in and to all Receivables (the “FDIC/USPS Receivables”) outstanding as of a cut-off date specified in such agreement or thereafter arising under or in connection with the Relocation Management Agreements with the Federal Deposit Insurance Corporation and the United States Postal Service (such Relocation Management Agreements, the “FDIC/USPS

Contracts”), all Related Property with respect to such FDIC/USPS Receivables (the “FDIC/USPS Related Property”), all Cartus Collections and CRC Collections of such FDIC/USPS Receivables and FDIC/USPS Related Property, and all proceeds of and earnings on the foregoing (collectively, the “FDIC/USPS Transferred Assets”). The parties hereto agree that, notwithstanding anything to the contrary in the Transaction Documents: (i) Cartus, CRC and the Issuer shall be allowed (x) to enter into the Kenosia Assignment Agreement provided that the form and substance of such agreement has been consented to by the Administrative Agent prior to execution thereof, and (y) to consummate the transfer of the FDIC/USPS Transferred Assets on the terms and conditions set forth therein; (ii) concurrently with such transfer, the FDIC/USPS Contracts shall cease to be “Pool Relocation Management Agreements” under any of the Transaction Documents and Schedule 2.1 to this Agreement, the Purchase Agreement and the Fee Receivables Purchase Agreement, as applicable, shall be deemed amended to delete any references to the FDIC/USPS Contracts and any remaining references in the Transaction Documents to the FDIC/USPS Contracts shall be of no further force and effect; and (iii) any Lien the Trustee has on the FDIC/USPS Transferred Assets shall be automatically released without the need for any further action.

Section 13.17 Amendment and Restatement. This Indenture amends and restates the Original Indenture and shall not constitute a novation or termination of the Original Indenture or any liens or security interests created thereunder, and all obligations thereunder are in all respects continuing, with only the terms thereof being modified as provided herein. Each reference in the other Transaction Documents to the “Indenture,” “thereunder,” “thereof,” “therein,” or any other expression of like import referring to the Original Indenture shall mean and be a reference to this Indenture.

IN WITNESS WHEREOF, the Issuer, the Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar have caused this Indenture to be duly executed by their respective officers thereunto duly authorized and attested, all as of the day and year first above written.

KENOSIA FUNDING, LLC, as Issuer

By:	/s/ Ed Barnes
Name:	Ed Barnes
Title:	SVP, CFO

THE BANK OF NEW YORK as Trustee and as Paying Agent, Authentication Agent and Transfer Agent and Registrar

By:	/s/ Amy Suzanne Keith
Name:	Amy Suzanne Keith
Title:	Assistant Vice President

[Signature Page to Amended and Restated Indenture]